Exhibit 10.1
[Execution Form]

Westmoreland Mining LLC
$125,000,000 8.02% Senior Guaranteed Secured Notes
due March 31, 2018

Note Purchase Agreement

Dated as of June 26, 2008

- i -

- ii -

- iii -

- iv -

Schedule A	—	Information Relating to Purchasers
Schedule B	—	Definitions
Schedule 1.1(L)	—	Coal Leases
Schedule 5.1	—	Organization and Qualification
Schedule 5.2	—	Capitalization and Ownership
Schedule 5.3	—	Subsidiaries
Schedule 5.7	—	Litigation
Schedule 5.8	—	Owned and Leased Property
Schedule 5.9	—	Financial Statements
Schedule 5.12	—	Tax Matters
Schedule 5.13	—	Consents and Approvals
Schedule 5.15	—	Patents, Trademarks, Copyrights, Licenses, Etc.
Schedule 5.18	—	Status of the Pledged Collateral
Schedule 5.19	—	Insurance Policies
Schedule 5.21	—	Material Leases, Contracts, Etc.
Schedule 5.23	—	Employee Benefit Plan Disclosures
Schedule 5.25	—	Environmental Matters
Schedule 5.27	—	Coal Lease Royalties
Schedule 5.28	—	Transactions with Affiliates
Schedule 5.30	—	Qualifications as Lessee
Schedule 8.1	—	Regularly Scheduled Prepayments
Schedule 10.1	—	Existing Indebtedness
Schedule 10.3	—	Guaranteed TWCC Lease Obligations
Schedule 10.16	—	Capital Expenditures and Leases

Exhibit 1	—	Form of Note
Exhibit 4.4	—	Matters for Opinion of Counsel
Exhibit 7.1(d)	—	Form of Compliance Certificate
Exhibit 7.1(l)	—	Fiscal Year Reports
Exhibit (C)(1)	—	Form of Collateral Assignment
Exhibit (G)(1)	—	Form of Guarantor Joinder Agreement
Exhibit (G)(2)	—	Form of Guaranty Agreement
Exhibit (I)(1)	—	Form of Intercompany Subordination Agreement
Exhibit (I)(2)	—	Form of Intercreditor Agreement
Exhibit (M)(1)	—	Form Management Fee Subordination Agreement
Exhibit (M)(2)	—	Form of Mortgage
Exhibit (P)(1)	—	Form of Patent, Trademark and Copyright Security Agreement
Exhibit (P)(2)	—	Form of Pledge Agreement
Exhibit (S)(1)	—	Form of Security Agreement

- v -

WESTMORELAND MINING LLC
2 North Cascade Avenue
Colorado Springs, Colorado 80903
$125,000,000 8.02% Senior Guaranteed Secured Notes Due March 31, 2018
As of June 26, 2008
To Each of the Purchasers Named in
Schedule A Attached Hereto
Ladies and Gentlemen:
     WESTMORELAND MINING LLC, a Delaware limited liability company (the “Company”), and the Guarantors party hereto, jointly and severally, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, agree with each of the undersigned purchasers (each, a “Purchaser”), for their benefit and the benefit of each holder from time to time of any of the Notes referred to below, as follows:
SECTION 1. AUTHORIZATION OF NOTES.
     The Company will authorize the issue and sale of $125,000,000 aggregate principal amount of its 8.02% Senior Guaranteed Secured Notes, due March 31, 2018 (the “Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by each Purchaser and the Company. Certain terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. The Notes shall be unconditionally guaranteed by each Guarantor pursuant to the Guaranty Agreement and shall be secured pursuant to the provisions of the Security Documents.
SECTION 2. SALE AND PURCHASE OF NOTES.
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof, with an aggregate principal amount of Notes being sold at the Closing of $125,000,000. The Purchasers’ obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or nonperformance by any other Purchaser hereunder.
SECTION 3. CLOSING.
     The sale and purchase of the Notes to be purchased by each Purchaser shall occur at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, commencing at 10:00 a.m., New York City time on June 26, 2008 or on such subsequent Business Day on or prior to June 30, 2008 as may be agreed upon by the

Company and the Purchasers (such specified or subsequent Business Day, the “Closing Date”). At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 0850817867 at Wells Fargo Bank, N.A., ABA number 121000248, account name: Westmoreland Mining, Contact: Westmoreland Mining, Treasurer. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
SECTION 4. CONDITIONS TO CLOSING.
     The Company’s obligation to issue and sell the Notes are conditioned upon each Purchaser being in compliance with each of its representations and warranties set forth herein and the tender by each Purchaser of the applicable purchase price. Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
          Section 4.1 Representations and Warranties.
     The representations and warranties of each of the Obligors in this Agreement and in the other Financing Documents shall be correct when made and on and as of the Closing Date.
          Section 4.2 Performance; No Default.
     Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement and each other Financing Document required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.10) no Potential Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1 through 10.8 had such Sections applied since such date, other than as permitted pursuant to the 2001 Note Agreement.
          Section 4.3 Compliance Certificates.
     (i) Officer’s Certificate. Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2, 4.9 and 4.24 have been fulfilled.
     (ii) Secretary’s Certificate. Each Obligor shall have delivered to each Purchaser a certificate of an appropriate Authorized Officer of such Obligor certifying as to the resolutions attached thereto and other corporate or limited liability company proceedings relating to the authorization, execution and delivery of the Financing Documents to which such Obligor is a party including:
          (1) all action taken by such Obligor in connection with such Financing Documents;
          (2) the names of the officer or officers authorized to sign such Financing Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Obligor for purposes thereof and the true signatures of such officers, on which each Purchaser may conclusively rely; and
          (3) copies of such Obligor’s Organizational Documents, as in effect on the Closing Date, certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of such Obligor in each state where organized or qualified to do business and (if and to the extent reasonably available from such respective state offices) bring-down certificates by facsimile dated the Closing Date.
          Section 4.4 Opinions of Counsel.
     There shall be delivered to the Purchasers written opinions of Wilmer Cutler Pickering Hale and Dorr LLP, as counsel for the Obligors, and other counsel acceptable to the Purchasers (who may rely on the opinions of such other counsel as may be acceptable to the Purchasers), dated the Closing Date and in form and substance satisfactory to the Purchasers and their special counsel referred to below in this Section 4.4:
          (1) as to the matters set forth in Exhibit 4.4;
          (2) as to substantive non-consolidation of the Company and each other Obligor with any member of the Parent Group;
          (3) as to the enforceability and application by a bankruptcy court of the provisions of the Organizational Documents of the Company and its Subsidiaries requiring the vote of an Independent Manager or Director, as the case may be, to file a voluntary bankruptcy petition;
          (4) as to the enforceability of the provision of the Organizational Documents of the Company that if the economic member of the Company ceases to be a member, the Independent Manager becomes a member without further active vote or approval;
          (5) as to the fact that the bankruptcy or insolvency of a member of the Company will not, by itself, cause a dissolution or winding up of the Company; and

          (6) as to such other matters incident to the transactions contemplated herein as the Purchasers may reasonably request.
There shall also be delivered to such Purchaser a written opinion (a) of Crowell & Moring LLP, Parent’s Coal Act counsel, dated the Closing Date and in form and substance satisfactory to such Purchaser and its special counsel, that any Coal Act liability of Parent will not be attributed to the Company or any Subsidiary of the Company and (b) from Greenberg Traurig LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request. In addition to and not in limitation of the foregoing, such Purchaser shall have received such opinions from local counsel as such Purchaser may reasonably request, satisfactory in form and substance to such Purchaser, covering such matters in respect of the Security Documents as such Purchaser may reasonably request.
          Section 4.5 Purchase Permitted By Applicable Law, Etc.
     On the Closing Date such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies, without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
          Section 4.6 Sale of Other Notes.
     Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase, the Notes to be purchased by it at the Closing as specified in Schedule A.
          Section 4.7 Payment of Special Counsel Fees.
     Without limiting the provisions of Section 15.1, the Company and the Guarantors shall have paid on or before the Closing Date the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.
          Section 4.8 Private Placement Number.
     A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

          Section 4.9 Changes in Corporate Structure.
     None of the Obligors shall have changed its jurisdiction of organization or been a party to any merger or consolidation or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.9.
          Section 4.10 Bankruptcy Remote Entities; Separateness.
     The terms and conditions of the Company’s formation documents, as well as the terms and conditions of each other Obligor’s formation documents, shall be effective to provide for appropriate protections from the commencement of a bankruptcy based upon the bankruptcy of any member of the Parent Group. Each of the Obligors shall satisfy the Purchasers that such entities are not reasonably subject to substantive consolidation with any member of the Parent Group. The Purchasers shall be satisfied with the Independent Manager and Director selected by each of the Obligors.
          Section 4.11 Subordination Agreements.
     The Management Fee Subordination Agreement and the Intercompany Subordination Agreement shall have been executed and delivered by Parent, the Company and the other Obligors, as applicable, and shall be in full force and effect.
          Section 4.12 Security Documents; Recording.
     The Security Documents and all such mortgages, financing statements and other instruments shall have been delivered for recording or filing in all such public offices as may be necessary or desirable in order to perfect the Liens granted thereby as against creditors of and purchasers from the Obligors. All taxes, fees and other charges in connection with the execution, delivery, filing, recording, registration and publication of the Security Documents and such financing statements and instruments, and the issue, sale and delivery of the Notes, shall have been paid in full by the Obligors.
          Section 4.13 Delivery of Pledged Collateral.
     Parent, the Company, each of the Guarantors and the Collateral Agent shall have executed and delivered the Pledge Agreement (Noteholders), the Pledge Agreement (Noteholders) shall be in full force and effect, and the Pledged Collateral shall have been pledged to and, if certificated, deposited with the Collateral Agent duly endorsed in blank in a manner sufficient in the reasonable opinion of the such Purchaser to enable the Collateral Agent to transfer, upon the exercise of remedies, the Pledged Collateral.
          Section 4.14 Mortgage Support Documents.
     The Collateral Agent and each Purchaser shall have received, with respect to the Real Property covered by each Mortgage (Noteholders), (i) mortgagee title insurance policies (in amounts, on a form and with such endorsements, and written by title companies, reasonably acceptable to the Purchasers), and (ii) such environmental assessment reports, surveys, title reports, flood hazard certifications, evidence of flood insurance (if required), and other mortgage-related documents as the Purchasers may reasonably request, all of which shall be reasonably satisfactory to the Purchasers.
          Section 4.15 Bank Financing Documents.
     The Obligors shall have executed and delivered the Bank Financing Documents, which shall be in full force and effect, and pursuant to which the Company may borrow up to $25,000,000. Each Purchaser shall have received executed counterparts, or copies, certified by the Company as true and correct, of the Bank Financing Documents and the same shall be reasonably satisfactory to the Purchasers.
          Section 4.16 Intercreditor Agreement.
     The Bank Lenders and the Purchasers shall have executed and delivered the Intercreditor Agreement in a form acceptable to the Purchasers.
          Section 4.17 Insurance; Certificates of Insurance; Endorsements.
     The Obligors shall have delivered evidence acceptable to the Purchasers that adequate insurance in compliance with Section 9.1(c) is in full force and effect and that all premiums then due thereon have been paid, together with one or more certificates of insurance evidencing coverage satisfactory to the Purchasers, with additional insured, mortgagee and lender loss payable special endorsements attached thereto, in form and substance satisfactory to the Purchasers and their special counsel, naming the Collateral Agent as additional insured, mortgagee and lender loss payee.
          Section 4.18 Solvency Certificate.
     An Authorized Officer of each Obligor shall have delivered a certificate in form and substance satisfactory to the Purchasers as to the capital adequacy and solvency of the Company and its Subsidiaries after giving effect to the transactions contemplated hereby.
          Section 4.19 Proceedings and Documents.
     All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Purchasers and the Purchasers’ special counsel, and the Purchasers and the Purchasers’ special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchasers or such special counsel may reasonably request.
          Section 4.20 Management Agreement.
     The Company and Parent shall have entered into an amended and restated management agreement, in form and substance satisfactory to the Purchasers, providing for (i) the provision by Parent to the Company of advice regarding, among other things, corporate and strategic planning, development, evaluation and marketing of the Company’s products and services, potential acquisition candidates and business opportunities and (ii) an increase in the periodic fee payable by the Company to Parent for such services; such management agreement shall be in full force and effect; and each Purchaser shall have received an original executed counterpart or certified copy thereof.
          Section 4.21 Consents.
     All material consents and governmental approvals to effectuate the transactions contemplated hereby shall have been obtained in form and substance satisfactory to the Purchasers and shall be in full force and effect.
          Section 4.22 Retirement of Certain Debt.
     On the Closing Date, the Company shall have applied, or made arrangements for the application substantially simultaneously with the Closing of, proceeds from the sale of the Notes and borrowings under the Bank Credit Agreement, to the retirement of Indebtedness, with the result that, after giving effect to such application, all items of Indebtedness of the Company which are described on Schedule 10.1 as being repaid on the Closing Date shall have been so repaid; all instruments evidencing such repaid Indebtedness shall have been discharged and cancelled and all Liens securing any such Indebtedness shall have been released; and each Purchaser shall have received confirmation from the Company, and, to the extent available, other appropriate evidence, of such application, repayment, cancellation and release.
          Section 4.23 Funding Instructions.
     At least three Business Days prior to the Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3, including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
          Section 4.24 No Material Adverse Change.
     Since December 31, 2007, no Material Adverse Change shall have occurred.
          Section 4.25 No Material Litigation.
     No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Financing Documents or the consummation of the transactions contemplated hereby or thereby or which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

          Section 4.26 Disclosure of Contingent Liabilities.
     Each Purchaser shall have received all such information as such Purchaser may reasonably request regarding all tax, ERISA, employee retirement benefit, mine reclamation, environmental and other contingent liabilities to which the Company, Parent and their respective Subsidiaries may be subject, and the amount and nature of such liabilities shall be consistent in all material respects with the Financial Projections and otherwise satisfactory to such Purchaser.
          Section 4.27 Projected Consolidated Financials.
     Each Purchaser shall have received projected consolidated financial statements (including projected balance sheets and statements of operations and cash flows) for the Company and its Subsidiaries for the period 2008 through 2017, together with a summary of the material assumptions of the Company’s management and its advisors, including Norwest Corporation (the “Financial Projections”); and the Financial Projections shall be in form and substance satisfactory to such Purchaser.
          Section 4.28 NRGT Documents.
     The NRGT Supplemental Agreement, and the pledge agreement, the security agreement and the deed of trust, in substantially the respective forms attached as exhibits thereto (collectively, together with the NRGT Supplemental Agreement, the “NRGT Documents”) shall be in form and substance satisfactory to the Purchasers and their special counsel, shall have been executed and delivered by NRGT and each other party thereto and shall be in full force and effect.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE GUARANTORS.
     The Company and each Guarantor, jointly and severally, represent and warrant to the Purchasers that:
          Section 5.1 Organization and Qualification.
     The Company is a limited liability company, and each other Obligor is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Obligor has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Obligor is duly licensed or qualified and in good standing in each jurisdiction listed with respect to it on Schedule 5.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it, or both, makes such licensing or qualification necessary; provided, however, no Obligor shall be in breach of this Section in the event that an Obligor inadvertently failed to obtain or maintain a qualification or license so long as such failure (i) either alone or when considered together with all other such failures, has not resulted and could not reasonably be expected to result in a Material Adverse Change, (ii) is promptly remedied upon an Obligor becoming aware of such failure and (iii) does not adversely affect any material portion of the Collateral.

          Section 5.2 Capitalization and Ownership.
     All of the member interests in the Company (the “Member Interests”) are owned as indicated on Schedule 5.2. All of the Member Interests have been validly issued and are fully paid and are nonassessable. There are no options, warrants or other rights outstanding to purchase any such Member Interests except as indicated on Schedule 5.2.
          Section 5.3 Subsidiaries.
     Schedule 5.3 states (i) the name of each of the Company’s Subsidiaries, (ii) each such Subsidiary’s jurisdiction of incorporation or formation, (iii) its authorized capital stock and the issued and outstanding shares (referred to herein as “Subsidiary Shares”), if it is a corporation, its outstanding partnership interests (referred to herein as “Partnership Interests”), if it is a partnership, and its outstanding limited liability company interests, interest assigned to managers thereof and the voting rights associated therewith (referred to herein as “LLC Interests” and together with the Subsidiary Shares and the Partnership Interests, the “Subsidiary Ownership Interests”), if it is a limited liability company, and (iv) the owner of all such Subsidiary Ownership Interests. The Company and each Subsidiary of the Company has good and marketable title to all of the Subsidiary Ownership Interests it purports to own, free and clear in each case of any Lien other than Permitted Liens. All Subsidiary Ownership Interests have been validly issued, and all Subsidiary Ownership Interests are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Ownership Interests. No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than (i) this Agreement, (ii) customary limitations imposed by corporate law statutes and (iii) in the case of TWCC, the NRGT Documents) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns any Subsidiary Ownership Interests of such Subsidiary.
          Section 5.4 Power and Authority.
     Each Obligor has full power to enter into, execute, deliver and carry out this Agreement and the Security Documents to which it is a party, to incur the Indebtedness contemplated by the Financing Documents and to perform its Obligations under the Financing Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part (including all necessary action, if any, on the part of the owners of its Subsidiary Ownership Interests).
          Section 5.5 Validity and Binding Effect.
     This Agreement has been duly authorized and validly executed and delivered by the Company and each Guarantor, and each other Financing Document which any Obligor is required to execute and deliver on or after the date hereof will have been duly authorized, executed and delivered by such Obligor on or prior to the Closing Date. This Agreement and each other Financing Document constitutes, or will constitute, a legal, valid and binding obligation of each Obligor which is or will be a party thereto on and after the date of delivery thereof, enforceable against such Obligor in accordance with its terms, except to the extent that enforceability of this Agreement or any such other Financing Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or by general equitable principles limiting the availability of the right of specific performance or other equitable remedies.
          Section 5.6 No Conflict.
     Neither the execution and delivery of this Agreement or the other Financing Documents by any Obligor nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof by any Obligor, will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of any Obligor or (ii) any Law or any material Coal Supply Contract, Coal Lease, or other agreement or instrument, or any order, writ, judgment, injunction or decree to which any Obligor or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Obligor or any of its Subsidiaries (other than Liens granted under the Security Documents and Liens granted under the Bank Financing Documents).
          Section 5.7 Litigation.
     There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company and the Guarantors, threatened against any Obligor or any Subsidiary of any Obligor at law or equity before any Official Body, except those described on Schedule 5.7, none of which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. None of the Obligors or any Subsidiaries of any Obligor is in violation of any order, writ, injunction or decree of any Official Body (including without limitation Environmental Laws or the USA Patriot Act) which either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
          Section 5.8 Title to Properties.
     Schedule 5.8 identifies all of the real property interests, both owned and leased, of the Company and the Guarantors and sets forth, with respect to each such real property interest, the name of the entity which is the owner or lessee thereof, as the case be, and, if leased, the name of the owner and lessor thereof. Each Obligor and each Subsidiary of each Obligor has good and marketable title to all real estate owned by it and a valid leasehold interest in all properties, assets and other rights which it purports to lease or which are reflected as owned or leased on its books and records or Schedule 5.8, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases; provided, however, that it shall not be a breach of the foregoing representation in the event that (i) an Obligor fails to own a valid leasehold interest which, either considered alone or together with all other such valid leaseholds which the Obligors fail to own, is not material to the continued operations of any Obligor as contemplated by the Financial Projections or its mining plan as in effect on the Closing Date or (ii) the Obligor’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained. All leases of property which are material to the continued operations of each Obligor as contemplated by the Financial

Projections and its mining plan as in effect on the Closing Date are in full force and effect without the necessity for any consent which has not previously been obtained.
          Section 5.9 Financial Statements.
               (a) Historical Statements. The Company has delivered to each Purchaser copies of (i) the audited consolidated year-end financial statements of the Company and its Subsidiaries described in item 1 of Schedule 5.9 (the “Annual Statements”), and (ii) the unaudited consolidated interim financial statements of the Company and its Subsidiaries described in item 2 of Schedule 5.9 (the “Interim Statements” and, together with the Annual Statements, the “Historical Statements”). The Historical Statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in Schedule 5.9 and the consolidated results of their operations and cash flows for the respective periods so specified, and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as specified in the notes thereto (subject, in the case of the Interim Statements, to normal year-end adjustments and the absence of footnotes). Neither the restatement by Parent of its consolidated financial statements as at the end of and for the fiscal year ended December 31, 2006, as set forth in Parent’s report on Form 10-K/A, Amendment No. 2 to Form 10-K, for such fiscal year, or as at the end of and for the respective fiscal quarters ended March 31, 2007 and June 30, 2007, as set forth in Parent’s reports on Form 10-Q/A, Amendment No. 1 to Form 10-Q, for such respective fiscal quarters, nor the restatement by the Company of its consolidated financial statements as at the end of and for the fiscal year of the Company ended December 31, 2006, nor the events and circumstances necessitating any of such restatements, have resulted or could reasonably be expected to result in a Material Adverse Change.
               (b) Financial Projections. The Company has delivered to each Purchaser copies of the Financial Projections. The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Company’s management. The Financial Projections represent the Company’s good faith estimate of future performance based upon historical financial information and upon assumptions which were reasonable at the time of the preparation thereof and which remain reasonable as of the date hereof.
               (c) Accuracy of Financial Statements; Material Liabilities. Except for liabilities arising in the ordinary course of business, the Indebtedness evidenced by the Notes and Indebtedness incurred under the Bank Financing Documents, since the date of the most recent Historical Statement, neither the Company nor any Subsidiary of the Company has incurred any liabilities, contingent or otherwise, or forward or long-term commitments, that are not disclosed in the Historical Statements or in the notes thereto or on Schedule 5.9, and except as so disclosed there are no unrealized or anticipated losses from any commitments of the Company or any Subsidiary of the Company which either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. Since December 31, 2007, no Material Adverse Change has occurred. As of the Closing Date, the Company and its Subsidiaries do not have any material liabilities that are not disclosed on the Historical Statements or in the other Disclosure Documents.

          Section 5.10 Use of Proceeds; Margin Stock.
               (a) General. The Company will apply the proceeds of the sale of the Notes to (i) the retirement of all items of Indebtedness of the Company and its Subsidiaries which are described on Schedule 10.1 as being repaid on the Closing Date, (ii) make the distribution to Parent described in clause (a)(iii) of Section 10.5 and (iii) for working capital purposes.
               (b) Margin Stock. No Obligor and no Subsidiary of an Obligor engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any sale of Notes or of any loan under the Bank Credit Agreement has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. No Obligor and no Subsidiary of an Obligor holds or intends to hold margin stock in such amounts that more than 10% of the reasonable value of the assets of any Obligor or Subsidiary of any Obligor is or will be represented by margin stock.
          Section 5.11 Disclosure.
     The Company, through its agent, PNC Capital Markets LLC, has delivered to the Purchasers a copy of a Confidential Offering Memorandum, dated February, 2008 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement (including the schedules hereto), the Memorandum, and the documents, certificates or other writings delivered to the Purchasers by or on behalf of any Obligor in connection with the transactions contemplated hereby (including, without limitation, a report entitled “Westmoreland Mining LLC Business Plan Reasonableness Review”, dated February 14, 2008, prepared by Norwest Corporation) and the financial statements referred to in Section 5.9 (collectively, the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes which, neither individually nor in the aggregate, constitute or could reasonably be expected to constitute or give rise to a Material Adverse Change. There is no fact known to any Obligor that could reasonably be expected to constitute or give rise to a Material Adverse Change that has not been set forth in the Disclosure Documents. As of the Closing Date, the Company and its Subsidiaries do not have any material liabilities that are not disclosed in this Agreement or in the Disclosure Documents.

          Section 5.12 Taxes.
     Except as described on Schedule 5.12, all federal, state, local and other tax returns required to have been filed with respect to each Obligor and each Subsidiary of each Obligor have been filed, and payment or adequate provision for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received has been made, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made. As of the date hereof, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Obligor or any Subsidiary of an Obligor for any period.
          Section 5.13 Consents and Approvals.
     Except for the filing of financing statements and the Mortgages (Noteholders) in the appropriate state and county filing offices, and filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, no consent, approval, exemption, order or authorization of, or registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and performance by any Obligor of this Agreement and the other Financing Documents, other than those which shall have been obtained or made on or prior to the Closing Date, except as listed on Schedule 5.13. Except for consents, approvals, exemptions, orders or authorizations, and registrations or filings that are obtainable or may be made in the ordinary course of business of the Obligors without significant expense or delay, no consent, approval, exemption, order or authorization of, or registration or filing with, any Official Body or any other Person is required by any Law or any agreement which is material to the business of any Obligor, in connection with the conduct by each Obligor of its business.
          Section 5.14 No Event of Default; Compliance with Instruments.
     No event has occurred and is continuing and no condition exists or will exist after giving effect to the issue and sale of the Notes and the incurrence of the Indebtedness evidenced thereby, and to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Financing Documents and the Bank Financing Documents, which constitutes an Event of Default or Potential Default. No Obligor and no Subsidiary of an Obligor is in violation of (i) any term of its Organizational Documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would, either alone or together with all other such violations, constitute or be reasonably likely to constitute a Material Adverse Change. No default or event of default or basis for acceleration exists or, after giving effect to the issuance and sale of the Notes pursuant hereto, will exist under any instrument or agreement evidencing, providing for the issuance or securing of or otherwise relating to any Indebtedness of the Company or of any other Obligor.

          Section 5.15 Patents, Trademarks, Copyrights, Licenses, Etc.
     Each Obligor and each Subsidiary of an Obligor owns or possesses all material patents, trademarks, service marks, trade names, copyrights, proprietary software, licenses, registrations, franchises and permits, authorizations of Official Bodies, and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Obligor or Subsidiary, without known possible, alleged or actual conflict with the rights of others. All material patents, trademarks, service marks, trade names, copyrights, proprietary software, licenses, registrations and franchises of each Obligor and each Subsidiary of an Obligor are listed and described on Schedule 5.15.
     To the best knowledge of the Company and the Guarantors, there is no material violation by any Person of any right of any Obligor with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any Obligor.
          Section 5.16 Security Interests.
     Upon (i) the due and proper filing of financing statements relating to the security interests referred to below in each office and in each jurisdiction where required in order to perfect such security interests, (ii) the taking of possession by the Collateral Agent of any stock certificates or other certificates evidencing the Pledged Collateral and (iii) recordation of the Patent, Trademark and Copyright Security Agreement in the United States Patent and Trademark Office and United States Copyright Office, as applicable, the Liens and security interests granted to the Collateral Agent for the benefit of the holders from time to time of the Notes pursuant to the Security Documents will constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) to the extent such Liens and security interests can be perfected by such filings or possession, entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code. There will be, upon execution and delivery of the Security Documents, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Company.
          Section 5.17 Mortgage Liens.
     The Liens granted to the Collateral Agent for the benefit of the Purchasers pursuant to each Mortgage (Noteholders) will constitute, upon due and proper recordation of such Mortgage (Noteholders), a valid first priority Lien (subject only to Permitted Liens of the types described in clauses (i), (ii), (iii), (v), (vi) and (ix) of the definition of that term set forth in Schedule B) under applicable law, to the extent that applicable law permits a mortgage lien to attach thereto, upon the right, title and interest of the Obligor party to such Mortgage (Noteholders) in and to the real property described therein. All such action as will be necessary or advisable to establish such Liens of the Collateral Agent and the priority thereof as described in the preceding sentence will be taken at or prior to the time required for such purpose, and there will be as of the date of execution and delivery of the Mortgages (Noteholders), no necessity for any further action in order to protect, preserve and continue such Liens and such priority.

          Section 5.18 Status of the Pledged Collateral.
     All Subsidiary Ownership Interests and Member Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement (Noteholders) are validly issued and nonassessable and owned beneficially and of record by the pledgor thereof, free and clear of any Lien or restriction on transfer, except for Permitted Liens of the types described in clauses (i) and (vi) of the definition of that term set forth in Schedule B or as otherwise provided in the Pledge Agreement (Noteholders) and except as the right of the Collateral Agent to dispose of such Subsidiary Ownership Interests and Member Interests may be limited by the Securities Act and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Subsidiary Ownership Interests or the Member Interests included in the Pledged Collateral except for the partnership agreements and limited liability company agreements described on Schedule 5.18. Parent and the Obligors have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Collateral Agent and each Purchaser.
          Section 5.19 Insurance.
     Schedule 5.19 lists all insurance policies and other bonds to which any Obligor or any Subsidiary of an Obligor is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Obligor and each Subsidiary of each Obligor in accordance with prudent business practice in the industry of the Obligors and their Subsidiaries.
          Section 5.20 Compliance with Laws.
     The Obligors and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.25) in all jurisdictions in which any Obligor or any Subsidiary of an Obligor is presently or will be doing business, except where the failure to do so would not, either alone or together with all other such failures, constitute or be reasonably likely to result in a Material Adverse Change.
          Section 5.21 Material Contracts; Burdensome Restrictions.
     Schedule 5.21 lists all material contracts relating to the business operations of each Obligor and each Subsidiary of an Obligor, including, without limitation, all Coal Supply Contracts, and all employee benefit plans and Labor Contracts. Except as set forth on Schedule 5.21, all such material contracts are valid, binding and enforceable upon such Obligor or Subsidiary, as the case may be, and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder on the part of any Obligor or Subsidiary of an Obligor party thereto, or to the Obligors’ knowledge, on the part of any other party thereto. No Obligor and no Subsidiary of an Obligor is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law, which, either alone or together with all other such obligations, restrictions and requirements, could reasonably be expected to result in a Material Adverse Change.
          Section 5.22 Status Under Certain Statutes.
     No Obligor and no Subsidiary of an Obligor is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
          Section 5.23 Plans and Benefit Arrangements.
               (a) The Company and each other member of the ERISA Group are in compliance in all material respects with all applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans, except as set forth in subparagraph (a) of Schedule 5.23. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the Company’s knowledge, with respect to any Multiemployer Plan or Multiple Employer Plan, which could reasonably be expected to result in any substantial obligation on the part of the Company or any other member of the ERISA Group, except as set forth in subparagraph (a) of Schedule 5.23. The matters set forth in subparagraph (a) of Schedule 5.23 relate to members of the ERISA Group other than the Company and the Obligors and will not result in a Material Adverse Change. The Company and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto, except where the failure to make any such payment could not reasonably be expected to result in any substantial obligation to the Company or any member of the ERISA Group or otherwise result in a Material Adverse Change. With respect to each Plan and Multiemployer Plan, the Company and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.
               (b) To the Company’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.
               (c) Neither the Company nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan where such termination would result in any substantial obligation to the Company or any member of the ERISA Group or otherwise result in a Material Adverse Change.
               (d) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, except as set forth in subparagraph (d) of Schedule 5.23, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.
               (e) Each Plan is Adequately Funded.

               (f) Neither the Company nor any other member of the ERISA Group has incurred or reasonably expects to incur any substantial withdrawal obligation under ERISA to any Multiemployer Plan or Multiple Employer Plan (other than the obligations of Parent, if any, described in subparagraph (f) of Schedule 5.23, for which neither the Company nor any other Obligor is liable, or not liable in a manner or to an extent that has resulted or will result in a Material Adverse Change). Neither the Company nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the Company’s knowledge, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.
               (g) To the extent that any Benefit Arrangement is insured, the Company and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date, except where the failure to do so could not reasonably be expected to result in any substantial obligation on the part of the Company or any member of the ERISA Group or otherwise result in a Material Adverse Change. To the extent that any Benefit Arrangement is funded other than with insurance, the Company and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date, except where the failure to do so could not reasonably be expected to result in any substantial obligation on the part of the Company or any member of the ERISA Group or otherwise result in a Material Adverse Change.
               (h) All Plans and Benefit Arrangements have been administered, in all material respects, in accordance with their terms and applicable Law, except as set forth in subparagraph (h) of Schedule 5.23. The matters set forth in subparagraph (h) of Schedule 5.23 relate to members of the ERISA Group other than the Company and the Obligors and will not result in a Material Adverse Change.
               (i) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Internal Revenue Code. The representation by the Company in the immediately preceding sentence is made in reliance upon and subject to the accuracy of the representations of the respective Purchasers in Section 6.2 as to the source of the funds used to pay the purchase price of the Notes to be purchased by such Purchasers.
          Section 5.24 Employment Matters.
     Each of the Obligors and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those relating to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute or result in a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Obligors or any of their Subsidiaries which in any case would constitute a Material Adverse Change. The Company has made available to the Purchasers true and correct copies of each of the Labor Contracts.
          Section 5.25 Environmental Matters.
     Except for the matters disclosed on Schedule 5.25:
               (a) Except for matters that, considered either individually or in the aggregate, have no reasonable likelihood of (i) materially disrupting the current or projected mining operations of the Obligors or (ii) resulting in any substantial obligation on the part of the Obligors or (iii) otherwise resulting in a Material Adverse Change, none of the Obligors has received any Environmental Complaint, whether directed or issued to any Obligor or relating or pertaining to any prior owner, operator or occupant of the Property, or has any reason to believe that it might receive an Environmental Complaint.
               (b) No activity of any Obligor at the Property is being or has been conducted in violation of any Environmental Law or Required Environmental Permit and to the knowledge of each Obligor no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law, except for activities that, considered either individually or in the aggregate, have no reasonable likelihood of (i) materially disrupting the current or projected mining operations of the Obligors or (ii) resulting in any substantial obligation on the part of the Obligors or (iii) otherwise resulting in a Material Adverse Change.
               (c) There are no Regulated Substances present on, in, under, or emanating from, or to any Obligor’s knowledge emanating to, the Property or any portion thereof which result in Contamination except for such Regulated Substances that have no reasonable likelihood of (i) materially disrupting the current or projected mining operations of the Obligors or (ii) resulting in any substantial obligation on the part of the Obligors or (iii) otherwise resulting in a Material Adverse Change.
               (d) Each Obligor has all Required Environmental Permits and all such Required Environmental Permits are in full force and effect, except where the failure to have any Required Environmental Permits, either in any one case or considered together with other such failures, has no reasonable likelihood of (i) materially disrupting the current or projected mining operations of the Obligors or (ii) resulting in any substantial obligation on the part of the Obligors or (iii) otherwise resulting in a Material Adverse Change.
               (e) Each Obligor has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices, except for instances of failure to so submit and/or maintain Required Environmental Notices which have no reasonable likelihood of (i) materially disrupting the current or projected mining operations of the Obligors or (ii) resulting in any substantial obligation on the part of the Obligors or (iii) otherwise resulting in a Material Adverse Change.
               (f) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use Regulated Substances except (1) in compliance with Environmental Laws and Required

Environmental Permits or (2) where the improper presence or use of Regulated Substances has no reasonable likelihood of (i) materially disrupting the current or projected mining operations of the Obligors or (ii) resulting in any substantial obligation on the part of the Obligors or (iii) otherwise resulting in a Material Adverse Change. To the knowledge of each Obligor, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Property contained or used, except in material compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance in all material respects with Environmental Laws.
               (g) To the knowledge of each Obligor, no facility or site to which any Obligor, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body except where such violation, either alone or considered together with all other such violations, has no reasonable likelihood of (i) materially disrupting the current or projected mining operations of the Obligors or (ii) resulting in any substantial obligation on the part of the Obligors or (iii) otherwise resulting in a Material Adverse Change.
               (h) No portion of the Property is identified or to the knowledge of any Obligor proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of any Obligor is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.
               (i) No portion of the Property constitutes an Environmentally Sensitive Area, except for portions of the Property that have no reasonable likelihood, by reason of the use or occupancy thereof by any Obligors or otherwise, of (i) materially disrupting the current or projected mining operations of the Obligors or (ii) resulting in any substantial obligation on the part of the Obligors or (iii) otherwise resulting in a Material Adverse Change.
               (j) No Lien or other encumbrance authorized by Environmental Laws exists against the Property and none of the Obligors has any reason to believe that such a Lien or encumbrance may be imposed.
               (k) None of the matters disclosed on Schedule 5.25, considered either alone or together with any or all other such matters, has resulted or would be reasonably expected to result in a Material Adverse Change.
          Section 5.26 Senior Debt Status.
     The Obligations of each Obligor under this Agreement, the Notes, the Guaranty Agreement and each of the other Financing Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Obligor except Indebtedness of such Obligor to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Obligor or Subsidiary of any Obligor which secures Indebtedness or other obligations of any Person except for Permitted Liens.
          Section 5.27 Coal Leases.
     The Coal Leases constitute all of the leases owned by the Obligors pertaining to the extraction, mining or removal of coal. The Obligors have made available to the Purchasers a true, correct and complete copy of each of the Coal Leases, except for those to which TWCC is a party. Each Coal Lease is in full force and effect, and has not been amended or modified from the copy of such Coal Lease provided to the Purchasers (if so provided), except for Permitted Modifications. None of the Obligors is in default of any of its obligations under any of the material Coal Leases, and, to the best of each Obligor’s knowledge and belief, the lessors thereunder are not in default under any such lessor’s obligations under the Coal Leases. Except as set forth on Schedule 5.27, to the Obligors’ knowledge, no material amount of royalties are currently past due under any of the Coal Leases.
          Section 5.28 Transactions with Affiliates.
     As of the Closing Date, except as set forth in Schedule 5.28, there are no loans, leases, royalty agreements or other agreements, arrangements or other transactions between any of the Obligors and any Affiliate.
          Section 5.29 Permit Blocks.
     No Obligor has been barred for a period in excess of 14 consecutive days from receiving surface mining or underground mining permits pursuant to the permit block provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. § § 1201 et seq., and the regulations promulgated with respect thereto, or any corresponding state laws or regulations.
          Section 5.30 Qualifications as Lessee; Coal Acreage Limitations.
     Except as disclosed on Schedule 5.30, each of the Obligors is qualified in every material respect, including limitations and parameters imposed in 43 C.F.R. Part 3400, to take, hold, own and control federal coal and mineral leases, and is not in violation of any material limitations or parameters imposed in 43 C.F.R. Part 3400.
          Section 5.31 Private Offering by the Company.
     Neither any Obligor nor PNC Capital Markets, LLC (the only Person authorized or employed by the Company or the other Obligors in connection with the offer and sale of the Notes or any similar securities) has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 25 other Institutional Investors, each of which has been offered the Notes and the Guaranty Agreement at a private sale for investment. Neither any Obligor nor anyone acting on behalf of an Obligor has taken, or will take, any action that would subject the issuance or sale of the Notes or the Guaranty

Agreement to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
          Section 5.32 Foreign Assets Control Regulations, Etc.
               (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
               (b) None of the Obligors (i) is a Person whose property or interests in property are blocked pursuant to Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions, or is otherwise knowingly associated, with any such Person. None of the Obligors is or will be in violation of the USA Patriot Act, except for any such violation which would not, either alone or taken together with all other such violations, constitute or be reasonably likely to result in a Material Adverse Change
               (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
          Section 5.33 Additional Representations and Warranties.
     Each of the representations and warranties of the Obligors (or any of them) contained in the Bank Financing Documents is true and correct in all material respects as of the date given.
          Section 5.34 Pari Passu Collateral.
     Excluding the exercise of rights of set-off, no Guaranty, collateral, security or other credit enhancement has been given, directly or indirectly, for the benefit of Bank Lenders or any agent therefor under the Bank Financing Documents or otherwise except for (i) Guarantees from the Guarantors, (ii) the security agreement included in the Bank Financing Documents, which provides the Bank Lenders with a prior security interest in the Obligors’ Accounts and Inventory, and (iii) a subordinated security interest in and Lien on the other Collateral described in the Security Documents. Complete and correct copies of the Bank Financing Documents have been delivered to each of the Purchasers.
          Section 5.35 Single Purpose Entities.
               (a) The Company has been, at all times since its formation, and currently is, a duly formed and existing limited liability company.
               (b) The Company has been, at all times from and after April 27, 2001, and currently is, either (i) a Single Purpose Entity or (ii) a “Single Purpose Entity” as defined in Schedule B to the 2001 Note Agreement.

               (c) The Company at all times since its formation has been duly qualified as a limited liability company in each jurisdiction in which such qualification was necessary for the conduct of its business.
               (d) Each Subsidiary of the Company is duly qualified as a corporation in each jurisdiction in which such qualification is necessary for the conduct of its business.
               (e) The Company at all times since its formation has complied with the provisions of its Organizational Documents and the laws of its jurisdiction of formation relating to limited liability companies.
               (f) Each Subsidiary of the Company is in compliance with the provisions of its Organizational Documents and the laws of its jurisdiction of formation relating to corporations or other business entities. All formalities regarding the existence of the Company have been observed since its formation.
               (g) The Company did not engage in any business until April 27, 2001 except insofar as the acquisition of permits and other matters related to the preparation for the acquisition of the Company’s Subsidiaries and obtaining financing with respect thereto may be construed as engaging in business.
               (h) The Company did not incur any Indebtedness until April 27, 2001.
               (i) The Company has at all times since its formation maintained its financial statements, accounting records and limited liability company documents, separate from those of any other Person, and has maintained such financial statements, records and documents accurately except as reflected in the audited financial statements of the Company and its Subsidiaries as at the end of and for the fiscal year ended December 31, 2007 (which include restated financial statements of the Company and its Subsidiaries as at the end of and for the fiscal year ended December 31, 2006). The Company has maintained separate books, records, resolutions and agreements. The Company has not at any time since its formation commingled its assets with those of any other Person. The Company has at all times since its formation accurately maintained its own bank accounts, payroll and separate books of account. The Company has not commingled its funds or assets with those of any other entity, and has held and will hold its funds and assets in its own name.
               (j) The Company is currently organized solely for the purpose described in the definition of Single Purpose Entity and has not engaged in any business unrelated to acting as the Company hereunder or under (and as the term “Company” is defined in) the 2001 Note Agreement which is inconsistent with or in violation of this Agreement or, from and after April 27, 2001 until the Closing hereunder, the 2001 Note Agreement.
               (k) No Subsidiary of the Company has any assets other than those related to coal mining operations. The Company has not had any assets other than those related to coal mining operations and its interests in the Subsidiaries.
               (l) The Company has not engaged in, sought or consented to any dissolution, winding up, liquidation, consolidation, merger, transfer of partnership interest,

membership interest or stock of a Subsidiary, or amendment of the operating agreement of the Company (except for the Amended and Restated Limited Liability Company Agreement dated April 27, 2001, the amendment thereto dated as of March 8, 2004, and the Second Amended and Restated Limited Liability Company Agreement dated as of June 26, 2008).
               (m) Parent is the sole economic member of the Company.
               (n) The Company has at all times since its formation identified itself in all dealings with the public, under the Company’s own name and as a separate and distinct entity. The Company has not at any time since its formation identified itself as being a division of any other entity. The Company has not at any time since its formation identified any other Person as being a division or part of the Company. The Company has not failed to correct any known misunderstanding regarding the separate identity of the Company or any other such entity. The Company has at all times conducted its business in its own name.
               (o) The Company has at all times since its formation been adequately capitalized in light of the nature of its business. The Subsidiaries of the Company and the Company, taken as a whole, are presently adequately capitalized in light of the nature of their business.
               (p) The Company has not at any time since its formation assumed or guaranteed the liabilities of any other Person, except pursuant to Guaranties of Indebtedness entered into by the Company as permitted by and in compliance with the terms of this Agreement or, during the period from and after April 27, 2001 until the Closing, the terms of the 2001 Note Agreement. The Company has not at any time since its formation acquired obligations or securities of any other Person except obligations and securities (including, without limitation, obligations and securities of any Subsidiary) acquired by the Company as permitted by and in compliance with the terms of this Agreement or, during the period from and after April 27, 2001 until the Closing, the terms of the 2001 Note Agreement. The Company has not at any time since its formation made loans or advances to any Person except loans and advances made by the Company as permitted by and in compliance with the terms of this Agreement or, during the period from and after April 27, 2001 until the Closing, the terms of the 2001 Note Agreement. The Company has not granted a Lien on any of its assets for the benefit of any other Person other than (i) Liens granted by it in connection with the incurrence of, and in order to secure, the Indebtedness of the Company identified in Schedule 10.1 as being repaid with the proceeds of the Notes and of loans made under the Bank Credit Agreement, (ii) Liens granted by it as permitted by and in compliance with the terms of this Agreement, and (iii) Liens granted by it during the period from and after April 27, 2001 until the Closing as permitted by and in compliance with the terms of the 2001 Note Agreement and which, unless terminated on or prior to the Closing, are permitted to exist under the terms of this Agreement.
               (q) Neither the Company nor any Subsidiary of the Company has at any time since April 27, 2001 entered into or been a party to any transaction with any member of the Parent Group, except (i) as contemplated by the Management Agreement (as defined in the 2001 Note Agreement), (ii) transactions in the ordinary course of business of the Company and each Subsidiary of the Company on terms which are no less favorable to the Company and each Subsidiary of the Company than would be obtained in a comparable arm’s length transaction with an unrelated third party and (iii) other transactions entered into as permitted by and in compliance with the terms of this Agreement or, during the period from and after April 27, 2001 until the Closing, the terms of the 2001 Note Agreement.
               (r) The Company has no Indebtedness other than the Indebtedness to the Bank Lenders under the Bank Financing Documents, to the Purchasers under this Agreement, and as described in Schedule 10.1. Schedule 10.1 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary (and no waiver of any such default is currently in effect) and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary (other than as described in (i) that certain Waiver No. 5 dated as of January 30, 2008, as amended by (x) that certain Amendment to Waiver No. 5 dated March 31, 2008 and (y) that certain Amendment No. 2 to Waiver No. 5 dated as of May 14, 2008, each by and among the Obligors and the holders of notes of the Company outstanding under the 2001 Note Agreement and (ii) that certain Waiver, dated January 30, 2008, as amended by (x) that certain Amendment to Waiver dated as of March 31, 2008 and (y) that certain Amendment No. 2 to Waiver dated as of May 14, 2008, each by and among the Obligors and the bank lenders under that certain Revolving Credit Facility Agreement dated as of April 27, 2001) that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
               (s) The Company represents and warrants that the “assumptions of fact” contained in the non-consolidation opinion of Wilmer Cutler Pickering Hale and Dorr LLP of even date herewith are true and correct in all material respects as of the date hereof.
          Section 5.36 Surface Mine Reclamation Bonds.
     Each of the Obligors has a sufficient surface mining bonding capacity to be able to maintain bonds for all the Required Mining Permits.
SECTION 6. REPRESENTATIONS OF PURCHASERS.
          Section 6.1 Purchase For Investment.
     Each Purchaser severally represents that such Purchaser is purchasing the Notes to be purchased by it hereunder for such Purchaser’s own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the sales of securities contemplated hereunder (the “Securities”) are exempt from registration under the Securities Act and that the Obligors’ reliance upon such exemption is predicated, in part, upon such Purchaser’s representations set forth in this Section 6.1. Each

Purchaser further understands that the Notes and the Guaranty Agreement have not been registered under the Securities Act or any state securities laws and may be resold only if registered pursuant to the provisions of the Securities Act and any applicable state securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Obligors are not required to register the Notes or the Guaranty Agreement under the Securities Act or any state securities laws. Each Purchaser represents that it is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.
          Section 6.2 Source of Funds.
     Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
               (a) the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
               (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
               (c) the Source is either (i) an “insurance company pooled separate account,” within the meaning of PTE 90-1, or (ii) a “bank collective investment fund,” within the meaning of the PTE 91-38 and, except as such Purchaser has disclosed to the Company in writing pursuant to this clause (c) at least three Business Days before the Closing, no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets in such pooled separate account or collective investment fund; or
               (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part l(c), (e), (f), and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d) at least three Business Days before the Closing; or
               (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
               (f) the Source is a governmental plan; or
               (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g) at least three Business Days before the Closing; or
               (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
     As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
          Section 6.3 Exemption from Withholding.
     Each Purchaser or assignee of a Purchaser that is not incorporated under the Laws of the United States of America or a state thereof represents that it is exempt from deduction or withholding of any United States federal income taxes and is entitled to receive payments under this Agreement and the other Financing Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty or is subject to no such exemption or reduced rate with respect to such payments and is in compliance with Section 22.8.

SECTION 7. INFORMATION AS TO THE OBLIGORS.
          Section 7.1 Reporting.
     The Company and the Guarantors, jointly and severally, covenant and agree that until payment in full of the Notes and interest thereon, and satisfaction of all of the Obligors’ other Obligations hereunder and under the other Financing Documents, the Obligors will furnish or cause to be furnished to each holder of Notes that is an Institutional Investor:
               (a) Collateral Agent Report.
     As soon as available and in any event within 15 Business Days after the end of each fiscal quarter, a report of the Collateral Agent in a form reasonably acceptable to the Required Holders, stating the value of the investments maintained in the Debt Service Reserve Account as of the end of such fiscal quarter.
               (b) Quarterly Financial Statements.
     As soon as available and in any event within 50 calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Company, financial statements of the Company, consisting of a consolidated and a consolidating balance sheet as at the end of such fiscal quarter and related consolidated and consolidating statements of income, members’ equity and cash flows for such fiscal quarter and the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding date and period in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (provided that the failure to include footnotes will not be violative of this Section), and certified by the Chief Executive Officer, President or Chief Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its consolidated Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments.
               (c) Annual Financial Statements.
     As soon as available and in any event within 135 days after the end of each fiscal year of the Company, financial statements of the Company, consisting of a consolidated and a consolidating balance sheet as at the end of such fiscal year, and related consolidated and consolidating statements of income, members’ equity and cash flows for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by: (i) in the case of such consolidated financial statements, an opinion thereon of independent certified public accountants of nationally recognized standing stating that such financial statements present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries and their results of operations and cash flows and have been prepared in accordance with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances (such report to be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements, as to which such accountants concur) and not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Obligor under any of the Financing Documents); (ii) a certificate of such accountants stating that they have reviewed this Agreement and the other Financing Documents and stating further (A) whether, in making their audit, they have become aware of any condition or event that then constitutes a Potential Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Potential Default or Event of Default unless such accountants should have obtained actual knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), (B) that they have reviewed the certificate of the Company required to be delivered with respect to such financial statements pursuant to Section 7.1(d) and, based upon their audit examination, nothing has come to their attention which causes them to believe that the Company’s calculations set forth in such certificate are not correct or not properly made in accordance with the terms of this Agreement, and (C) that the holders of the Notes are permitted to rely upon such accountants’ certificate and report on such annual financial statements and that such accountants authorize the Obligors to deliver such certificate and report to the holders of the Notes on such accountants’ behalf; and (iii) in the case of such consolidating financial statements, a certificate of the Chief Executive Officer, President or Chief Financial Officer of the Company to the effect that such financial statements are complete and correct in all material respects.
               (d) Certificate of the Company.
     Concurrently with the financial statements of the Company furnished to the holders of the Notes pursuant to Sections 7.1(b) and 7.1(c), a certificate (each a “Compliance Certificate”) of the Company signed by the Chief Executive Officer, President, Chief Financial Officer or other Responsible Officer of the Company, in the form of Exhibit 7.1(d), (i) to the effect that, except as shall have been disclosed pursuant to Section 7.1(e), (x) the representations and warranties of the Company contained in Section 5 and in the other Financing Documents are true in all material respects on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Obligors have performed and complied with all covenants and conditions hereof, and (y) no Event of Default or Potential Default exists and is continuing on the date of such certificate, and (ii) containing (w) calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 10, (x) a brief summary of applications made during the period covered by such financial statements of Retained Cash as of the Payment Date most recently preceding such period and, in the case of the Officer’s Certificate accompanying any financial statements furnished pursuant to Section 7.1(c), Retained Cash as of each other Payment Date occurring during such period, (y) a statement of the aggregate amount paid by the Company and the Guarantors to WRI, and the aggregate amount received by them from WRI, pursuant to the Shared Services Arrangements during each month included in the period covered by such financial statements, and (z) a written discussion of management comparing the financial performance of the Obligors during the period covered by such financial statements against both the annual budget and the results of operations from the corresponding fiscal period in the immediately preceding fiscal year. Each such certificate delivered with the financial statements pursuant to Sections 7.1(b) and 7.1(c) shall include a determination in reasonable detail of Available Cash and Retained Cash.
               (e) Notice of Default.
     Promptly after any officer of any Obligor has learned of the occurrence of an Event of Default or Potential Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or under any other Financing Document or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Obligor setting forth the details of such Event of Default or Potential Default or other event and the action which the Obligors have taken and propose to take with respect thereto.
               (f) Notice of Litigation and Changes in Law.
     Promptly after any Obligor having notice of the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Obligor which relate to any material portion of the Collateral, involve a claim or series of claims in excess of $1,000,000 or which if adversely determined could reasonably be expected to result in a Material Adverse Change; and promptly after any Obligor becoming aware thereof, notice of the enactment, promulgation adoption or existence of any Law, or any construction or application of any Law by any Official Body, which could reasonably be expected to result in a Material Adverse Change.
               (g) Notices of Change in Location or Formation.
     Written notice to the holders of Notes at least 30 calendar days prior thereto, with respect to any change in any Obligor’s state of formation or the location of its assets or principal office from the states and locations set forth in Schedule A to the Security Agreement (Noteholders).
               (h) Budgets; Other Reports and Information.
     Promptly upon their becoming available to the Company:
                    (i) for each fiscal year of the Company, the annual forecasts or projections, and the budget, of the Company and its Subsidiaries for such fiscal year, to be supplied not later than January 1 of such fiscal year,
                    (ii) all reports, notices or proxy statements generally distributed by the Company to its members, to be supplied not later than the date supplied to such members,
                    (iii) all regular, periodic and other reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Company with the Securities and Exchange Commission, and
                    (iv) a copy of any order in any proceeding to which the Company or any of its Subsidiaries is a party issued by any Official Body, except for orders of the type that are typically received by mining companies with respect to violations of Law occurring in connection with mining activities which have no reasonable likelihood of materially disrupting the projected mining operations of the Obligors and their Subsidiaries or resulting in any substantial obligation to the Obligors or their Subsidiaries or of otherwise constituting or giving rise to a Material Adverse Change.
               (i) Notices Regarding Plans and Benefit Arrangements.
     Promptly after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature of the event, when known, any action taken or threatened by an Official Body or other adverse party, and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
               (i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
               (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
               (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any member of the ERISA Group pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to constitute or result in a Material Adverse Change.
               (j) Notices from Official Body
     Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Official Body relating to any order, ruling, statute or other law or regulation that could reasonably be expected to constitute or result in a Material Adverse Change.
               (k) Information as to certain Price Adjustments.
     If any Price Determination Event shall arise under any material Coal Supply Contract, the Company or the relevant Obligor shall provide (i) notice thereof at least 30 days prior to the effectiveness of any adjustment or potential adjustment under such contract to each holder of Notes, identifying such contract and setting forth the price currently payable thereunder and the basis on which such adjustment is or may be made, (ii) such pertinent information as any such holder may reasonably request as to the computation of such price adjustment or potential price adjustment and the impact thereof on the business and cash flows of the Company and the other

Obligors, and (iii) not later than the third Business Day following the effectiveness of any such adjustment, confirmation of the amount thereof and the manner in which it was determined; provided, however, that nominal price adjustments in the ordinary course of business based on cost and inflation indices or the quality of the coal furnished pursuant to such contracts need not be disclosed under this Section 7.1(k). The term “Price Determination Event” shall mean, with respect to any Coal Supply Contract, (i) any scheduled “re-opener” of the price payable under such contract (other than the quarterly price adjustment under the Coyote Plant Coal Supply Contract identified on Schedule 5.21 hereto), (ii) any amendment to or interpretation of such contract that could reasonably be expected to alter negatively, from the relevant Obligor’s or Subsidiary’s perspective, and materially, the price payable to the Obligor thereunder, and (iii) any arbitration or judicial proceeding involving the price payable under such contract.
               (l) Single Purpose Entity Status.
     Concurrently with the annual financial statements required to be furnished pursuant to Section 7.1(c) in respect of each fiscal year, a written report substantially in the format of Exhibit 7.1(l) hereto, signed by the Secretary and a Senior Financial Officer of the Company, discussing the actions taken by the Company and its Subsidiaries during such fiscal year in order to assure compliance with Section 9.1(p), setting forth, with respect to each of subdivisions (i) through (xvii) of such Section, that its and their businesses, affairs, books and records have been conducted and maintained during such fiscal year in compliance with the separate covenants, agreements, terms and conditions set forth in each such subdivision, and, in the event of any failure to have complied with any such covenant, agreement, term or condition, specifying in reasonable detail the controls imposed or other actions taken or to be taken by the Company with respect thereto.
               (m) Monthly Production Report.
     Within ten Business Days of the end of each calendar month, a report signed by an Authorized Officer which discloses for each Obligor for such calendar month (i) the volume of coal produced (in tons) by such Obligor, (ii) the volume of coal sold by such Obligor, and (iii) the price per ton obtained for such coal sold.
               (n) Prepayment Events.
     Promptly (and in any event within three Business Days) after any officer of the Company obtains knowledge of any Prepayment Event or any action of the Company or any other Person that may be reasonably likely to result in a Prepayment Event, notice thereof in the form of an Officer’s Certificate describing in reasonable detail the facts and circumstances giving rise to such Prepayment Event or potential Prepayment Event, specifying the date such Prepayment Event occurred or is expected to occur, and making reference to Section 8.3 of this Agreement and the right of the holders of Notes to require the prepayment of the Notes on the terms and conditions provided for in said Section.
               (o) Requested Information.
     With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its

Subsidiaries or relating to the ability of any Obligor to perform its obligations under the Financing Documents as from time to time may be reasonably requested by any such holder of Notes.
          Section 7.2 Visitation.
     The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
               (a) No Default — if no Potential Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiaries, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times (which shall be normal business hours) and as often as may be reasonably requested; and
               (b) Default — if a Potential Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.
          Section 8.1 Regularly Scheduled Prepayments; Payment at Final Maturity.
     The Notes are subject to regularly scheduled prepayments of principal in accordance with Schedule 8.1. On each Payment Date, the Company shall prepay the principal amount of Notes specified opposite such Payment Date on Schedule 8.1 (or such lesser principal amount of Notes as shall then be outstanding), each such prepayment to be at 100% of the principal amount thereof and without payment of the Make-Whole Amount or any premium; provided that, upon any partial prepayment of the Notes pursuant to Section 8.2 or Section 8.3, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such partial prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such partial prepayment.
     As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

          Section 8.2 Optional Prepayments with Make-Whole Amount.
     The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in a principal amount not less than $2,000,000, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to any such prepayment of Notes, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such applicable Make-Whole Amount as of the specified prepayment date. Each determination by the Company set forth in any such notice of the Make-Whole Amount applicable in respect of a prepayment of Notes held by any such holder shall be subject to verification by such holder.
          Section 8.3 Required Prepayment of Notes Upon Prepayment Event.
     At any time following the occurrence of a Prepayment Event (subject to the penultimate sentence of this Section 8.3), each holder of a Note shall have the right at its option, exercisable by the giving of notice to the Company (a “Prepayment Election Notice”), to elect to require the prepayment by the Company of all Notes then held by such holder on the prepayment date specified by such holder in such Prepayment Election Notice (which shall not in any event be less than 30 days nor more than 60 days after the date on which such holder shall have given such Prepayment Election Notice to the Company), such prepayment to be at a price equal to 100% of the principal amount of such Notes so prepaid plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. On the prepayment date specified in any Prepayment Election Notice given by any holder of a Note, the Company will prepay all Notes held by such holder for the prepayment price provided for in the first sentence of this Section 8.3. The right of the holder of a Note to give a Prepayment Election Notice for the prepayment of such Note pursuant to this Section 8.3 following a Prepayment Event shall expire at the close of business in New York City on the one hundred-twentieth day following the later of (x) the date of such Prepayment Event and (y) actual receipt by such holder of notice of such Prepayment Event pursuant to Section 7.1(n). Notwithstanding any provision hereof to the contrary, no failure on the part of the holder of any Note to exercise such holder’s right to require the prepayment thereof by the Company pursuant to this Section 8.3 following a Prepayment Event shall be deemed a waiver of or otherwise impair the rights of such holder pursuant to this Section 8.3 in respect of any other events or circumstances constituting a Prepayment Event. For purposes hereof, the following terms shall have the following meanings:

     “Prepayment Event” shall mean (i) any Obligors’ Change in Control, or (ii) any Control Event with respect to the Company or any of the other Obligors or (iii) any Parent Change in Control.
     “Obligors’ Change in Control” shall be deemed to have occurred if there is any change in the persons (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the Closing Date) who are direct owners of an equity interest in the Company or any of the other Obligors subsequent to the Closing Date.
     “Control Event” means:
          (i) the execution by Parent or any of its Subsidiaries or Affiliates, or the Company or any of its Subsidiaries or Affiliates, of any agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Parent Change in Control or an Obligors’ Change in Control, or
          (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Parent Change in Control or an Obligors’ Change in Control.
     “Parent Change in Control” shall be deemed to have occurred if (i) any person or group of persons (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act as in effect on the Closing Date) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of capital stock or other securities of Parent which are entitled to cast more than 40% of the total votes which may be cast in an election of directors of Parent; or (ii) at any time, a majority of the board of directors of Parent shall be comprised of persons other than individuals who were directors of Parent one year prior to such time together with any individuals who were nominated for election as directors of Parent by individuals who were directors of Parent who, at the time of such individuals’ nominations, had been directors of Parent for at least one year.
          Section 8.4 Allocation of Certain Partial Prepayments.
     In the case of each partial prepayment of Notes pursuant to Section 8.2, the principal amount of Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
          Section 8.5 Maturity; Surrender, etc.
     In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any

Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
          Section 8.6 Purchase of Notes.
     The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
          Section 8.7 Make-Whole Amount.
     “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace PX1 on Bloomberg Financial Markets) for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S.

Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable actively traded on-the-run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable actively traded on-the-run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.5 (as applicable to any prepayment of Notes pursuant to Section 8.2 or Section 8.3) or Section 12.1.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
SECTION 9. AFFIRMATIVE COVENANTS.
          Section 9.1 Miscellaneous Affirmative Covenants
          The Company and the Guarantors covenant that so long as any of the Notes are outstanding:
               (a) Preservation of Existence, Etc.
          Each Obligor shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company, as the case may be, and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 10.6 or where an Obligor shall be in breach of this Section inadvertently because it failed to obtain or maintain a qualification or license provided that such failure is promptly remedied upon the Obligor becoming aware of such failure and the failure does not adversely affect the rights of the Obligors or, either alone or together with all other such failures, constitute or be reasonably likely to result in a Material Adverse Change.
               (b) Payment of Liabilities, Taxes, Etc.
          Each Obligor shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities shall not result in any additional liability which would adversely affect to a material extent the financial condition of any Obligor or Subsidiary of any Obligor or affect a material portion of the Collateral, provided that the Obligors and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.
               (c) Maintenance of Insurance.
          Each Obligor shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards against which such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks, and in such amounts, as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as shall be reasonably satisfactory to the Required Holders. For policies which cover insured entities in addition to the Company and the other Obligors, the policies shall provide that the required limits per occurrence will continue to be in effect for the Company and the other Obligors notwithstanding losses which may occur with respect to such other Persons. The Obligors shall deliver to the Collateral Agent (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Obligors’ independent insurance broker describing and certifying as to the existence of all insurance on the Collateral required to be maintained by this Agreement and the other Financing Documents, including business interruption insurance in an amount of $50,000,000 or more in the aggregate among all Obligors, together with a copy of the endorsements described in the next sentence attached to such certificate and (y) at the request of the Required Holders, from time to time a summary schedule indicating all insurance then in force with respect to each of the Obligors. Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Collateral Agent, which shall (i) specify the Collateral Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Obligors and not that of the insured, (ii) provide that the interest of the holders of the Notes shall be insured regardless of any breach or violation by the applicable Obligors of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Obligors or others insured under such policies,

(iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise, (iv) provide that any and all rights of subrogation which the insurers may have or acquire shall be, at all times and in all respects, junior and subordinate to the prior payment in full of the Indebtedness hereunder, including the Indebtedness evidenced by the Notes, and that no insurer shall exercise or assert any right of subrogation until such time as the Indebtedness hereunder has been paid in full, (v) include effective waivers by the insurer of all claims for insurance premiums against the Collateral Agent, (vi) provide that no cancellation of such policies for any reason (other than non-payment of premium) nor any change therein shall be effective until at least 30 days after receipt by the Collateral Agent of written notice of such cancellation or change, and that no cancellation of such policies for non-payment of premium shall be effective until at least ten (10) days after receipt by the Collateral Agent of written notice of such cancellation, (vii) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (viii) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The contingent business interruption insurance required hereunder shall include without limitation coverage in respect of outages at power plants serviced under any material Coal Supply Contract, so long as such outage is the result of an insured event. The applicable Obligors shall notify the Collateral Agent and each holder of Notes promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. With respect to any casualty or property insurance for damage or destruction of any Collateral, such losses may be adjusted by and be payable to the Obligors if no Event of Default shall have occurred and be continuing and either (i) the Obligors promptly certify in writing to the Collateral Agent and each holder of Notes that the proceeds shall be used for the repair, restoration and/or replacement of property in respect of which such proceeds were received and continue such course of action or (ii) the amount of the proceeds from the losses is $500,000 or less. Any and all proceeds for losses not addressed in the preceding sentence shall be, at the option of the Required Holders, and upon notice thereof to the Company, adjusted by and payable to the Collateral Agent. Any monies received by the Collateral Agent in accordance with the preceding sentence constituting insurance proceeds or condemnation proceeds (pursuant to any of the Mortgages (Noteholders)) may, at the option of the Required Holders, (i) be applied by the Collateral Agent to the pro rata payment of the Notes, or (ii) be disbursed to the applicable Obligors on such terms as are deemed appropriate by the Required Holders for the repair, restoration and/or replacement of property in respect of which such proceeds were received.
               (d) Maintenance of Properties and Leases.
          Each Obligor shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time such Obligor will make or cause to be made all appropriate repairs, renewals or replacements thereof.

               (e) Maintenance of Patents, Trademarks, Etc.
          Each Obligor shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute or be reasonably likely to result in a Material Adverse Change.
               (f) Operation of Mines.
          Each Obligor shall, and shall cause each of its Subsidiaries engaged in mining operations on any of the Real Property or any other property to, obtain and at all times maintain in effect all Required Mining Permits, surface mining reclamation bonds, and such other consents and approvals as are necessary for conducting uninterrupted coal mining and related operations on, in or under the Real Property or such other property, sufficient to discharge in all material respects the obligations of the Obligors under the Coal Supply Contracts, substantially in the manner as such operations have heretofore been authorized and conducted on those portions of the Real Property or such other property on which any of the Obligors or any of their Subsidiaries have previously engaged in mining.
               (g) Keeping of Records and Books of Account.
          Each Obligor shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
               (h) Plans and Benefit Arrangements.
          The Company shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where the failure to comply therewith, alone or together with all other such failures, would not result in any substantial obligation to the Company or any of its Subsidiaries or otherwise result in a Material Adverse Change. Without limiting the generality of the foregoing, the Company shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with at least the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans, except where any failure to do so, alone or together with all other such failures, would not result in any substantial obligation to the Company or any of its Subsidiaries or otherwise result in a Material Adverse Change.

               (i) Compliance with Laws.
          Each Obligor shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 9.1(i) if there occurs a failure to comply with any Law which would not, either alone or together with all other such failures, constitute or be reasonably likely to result in a Material Adverse Change (including, without limitation, if such failure to comply would result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would not constitute a Material Adverse Change).
               (j) Further Assurances.
          Each Obligor shall, from time to time, at its expense, faithfully preserve and protect the Collateral Agent’s Lien on, and Prior Security Interest in, the Collateral, and any additional collateral granted to the Collateral Agent as contemplated by Section 9.2 (“Additional Collateral”), as a continuing (i) first priority perfected Lien with respect to the Collateral and the Additional Collateral (other than the Accounts and Inventory), if any, and (ii) junior priority perfected Lien with respect to the Obligors’ Accounts and Inventory pledged to the Bank Lenders pursuant to the Bank Financing Documents (in each case subject only to Permitted Liens of the types described in clauses (i), (ii), (iii), (v), (vi), (ix) and (x) of the definition of that term set forth in Schedule B), and shall do such other acts and things as the Required Holders, in their sole discretion, may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Financing Documents and the rights and remedies of the Collateral Agent and the holders of the Notes thereunder with respect to the Collateral and the Additional Collateral, if any.
               (k) Subordination of Intercompany Loans.
          Except as otherwise provided in the Intercompany Subordination Agreement, each Obligor agrees that any and all Indebtedness, loans or advances now owed or hereafter incurred by any Obligor to any other Obligor is subordinated to the prior payment in full of the Notes and that all rights to receive any payments on such Indebtedness in bankruptcy or otherwise shall constitute collateral security for the Notes and the holders of the Notes shall be entitled to vote any and all rights associated with such Indebtedness.
               (l) Debt Service Reserve Account.
          In order to provide additional collateral security for the payment and performance of the Obligations, the Company shall (i) establish with the Collateral Agent, not later than the Closing Date, and at all times thereafter cause the Collateral Agent to maintain, the Debt Service Reserve Account for the benefit of the holders from time to time of the Notes and (ii) from time to time deposit or cause to be deposited to the credit of the Debt Service Reserve Account, in accordance with this Section 9.1(l), cash and investments of the type described in paragraphs (i) through (v) of the definition of the term “Permitted Investments” set forth in Schedule B, (valued as provided in the Collateral Agency Agreement) in amounts sufficient to assure that the aggregate amount credited thereto (inclusive of the undrawn face amount of any Debt Service Letter of Credit then held by the Collateral Agent for credit to the Debt Service Reserve

Account) shall at all times be at least equal to the Debt Service Reserve Requirement as the same may change from time to time. For purposes hereof, the “Debt Service Reserve Requirement” shall mean, as of any Payment Date, the sum of:
     (A) scheduled payments and prepayments on the Notes to become due during the period of six months next following such Payment Date;
     (B) scheduled payments of interest on the Notes to become due during such period of six months; and
     (C) fees and expenses of the Collateral Agent then payable or anticipated to be payable during such period of six months.
     So long as no Event of Default shall have occurred and be continuing, the Company shall be entitled to deliver or cause to be delivered to the Collateral Agent, in full or partial satisfaction of the Company’s obligation to fund the Debt Service Reserve Account, an irrevocable, transferable, unconditional standby letter of credit which shall be reasonably satisfactory in form and substance to the Required Holders, name the Collateral Agent as beneficiary, and satisfy the further conditions with respect thereto set forth in the next following sentence (each such letter of credit, a “Debt Service Letter of Credit”). Each Debt Service Letter of Credit shall (w) be issued by a financial institution reasonably satisfactory to the Required Holders and having combined capital and surplus of not less than $500,000,000 and a long-term debt rating of ‘A2’ or better from Moody’s or ‘A’ or better from S&P (an “Eligible Issuer”) for the account of a Person (which may be Parent or another member of the Parent Group) other than the Company or any of its Subsidiaries (it being understood that neither the Company nor any of its Subsidiaries shall be an account party or be or become directly or indirectly liable to the issuer thereof for any reimbursement obligation in respect of any Debt Service Letter of Credit); (x) be in a face amount equal to that portion of the amount of cash and Permitted Investments required to be maintained in the Debt Service Reserve Account for which it is to be substituted; (y) have a term of at least 364 days; and (z) be subject to a drawing in full by the Collateral Agent (1) if, at least ninety days prior to its stated expiration, it is not replaced with a further Debt Service Letter of Credit delivered to the Collateral Agent in a face amount, or by cash or Permitted Investments deposited to the credit of the Debt Service Reserve Account in an aggregate amount, sufficient to assure that the aggregate amount deposited in or credited to the Debt Service Reserve Account shall be at least equal to the Debt Service Reserve Requirement as at the time of such replacement, (2) upon the occurrence of an Event of Default, and (3) if on any date the Collateral Agent receives notice from the Company or any holder of Notes that the issuer of such Debt Service Letter of Credit is not or has ceased to be an Eligible Issuer.
     The proceeds from any drawing under a Debt Service Letter of Credit shall be deposited into the Debt Service Reserve Account and be held and applied by the Collateral Agent in accordance with the applicable provisions of this Agreement and the Collateral Agency Agreement. Upon the written request of the Company furnished to the Collateral Agent (with a copy to each holder of Notes), the Collateral Agent shall return any Debt Service Letter of Credit to the named account party thereof if, after giving effect to such return, (x) the cash and Permitted Investments remaining on deposit to the credit of the Debt Service Reserve Account would be at least equal to the Debt Service Reserve Requirement and (y) no Event of Default

shall have occurred and be continuing, and (z) such request shall be accompanied by an Officer’s Certificate to the effects set forth in clauses (x) and (y) of this sentence (upon which Officer’s Certificate the Collateral Agent shall be conclusively entitled to rely). Amounts, if any, credited to the Debt Service Reserve Account in excess of the Debt Service Reserve Requirement applicable from time to time may be withdrawn therefrom upon the request of the Company in the manner and subject to the conditions specified in Section 3.5 of the Collateral Agency Agreement.
               (m) Retained Cash.
          The Company will use and apply Retained Cash only in connection with the ordinary conduct of the business of the Company, as such business is permitted to be conducted in accordance with the terms of this Agreement, including for use as working capital, the payment of budgeted Capital Expenditures, and other purposes incident to the conduct of such business; provided, however, that Retained Cash shall not in any event be applied to the making of distributions or dividends to Parent or any other member of the Parent Group or to pay Management Fees to the Parent.
               (n) Payments of Indebtedness.
          The Company will (i) pay or cause to be paid the principal of and interest on all Indebtedness at any time incurred or assumed by it when and as the same shall become due and payable (subject to any subordination provisions governing such Indebtedness), and (ii) in all material respects perform, observe and comply with (to the extent necessary to assure that no event described in clause (ii), (iii) or (iv) of Section 11(f) shall occur with respect to such Indebtedness) all covenants, conditions and obligations imposed on it pursuant to all agreements and instruments securing or evidencing such Indebtedness or pursuant to which such Indebtedness is issued; provided, however, that the Company shall not be required by reason of this Section 9.1(n) to make any payment or take any other action with respect to any Indebtedness (other than the Indebtedness evidenced by the Notes or otherwise included in the Obligations) at any time it shall be contesting in good faith by appropriate proceedings its obligation to do so, if it shall have set aside on its books reserves deemed by it to be adequate with respect thereto.
               (o) Maintenance of Prior Security Interest.
          The Obligors shall cause the Collateral Agent to have a first priority security interest in all of the Collateral of the Obligors, subject only to Permitted Liens and cooperate with and perform all acts reasonably requested by the Required Holders to maintain and perfect such first priority security interest subject only to Permitted Liens.
               (p) Single Purpose Entities.
               (i) The Company will continue to be a duly formed and existing limited liability company and a Single Purpose Entity. The Company will continue to be duly qualified as a limited liability company in each jurisdiction in which such qualification was or may be necessary for the conduct of its business. Each Subsidiary of the Company at all times will continue to be duly qualified as a limited liability company, partnership or corporation in each jurisdiction in which such qualification is necessary for the conduct of its business.
               (ii) The Company will continue to comply and each other Obligor will comply with the provisions of its Organizational Documents and the laws of its jurisdiction of formation relating to limited liability companies (or other business entities).
               (iii) All formalities regarding the existence of the Company as a Single Purpose Entity will be observed and all formalities regarding the existence of each other Obligor will be observed.
               (iv) The Company will accurately maintain, and each other Obligor will accurately maintain, its financial statements, accounting records and limited liability company documents, separate from those of any other Person, except that the Company and the Obligors may also maintain consolidated financial statements with the Parent and with their respective consolidated Subsidiaries. The Company and the other Obligors, taken as a whole, will maintain separate books, records, resolutions and agreements. The Company will, and each other Obligor will, continue to accurately maintain its own bank accounts, payroll and separate books of account. Neither the Company nor any other Obligor will commingle its funds or assets with those of any other Person; provided, however, that the Company and its Subsidiaries may maintain a centralized cash management system pursuant to which the funds and financial assets of the Company and its Subsidiaries are collected and aggregated to the extent (i) incident to the conduct of the business of the Company and its Subsidiaries in the ordinary course of business, as such business has been conducted prior to the date hereof and (ii) not in contravention of the covenants and agreements of the Company and the other Obligors set forth elsewhere in this Agreement and the other Financing Documents. Each Obligor will in any event continue to at all times hold its assets in its own name.
               (v) The Company and the other Obligors, taken as a whole, will continue to pay their own liabilities from their own separate assets.
               (vi) The Company will not engage in any business unrelated to acting as the Company hereunder which is inconsistent with or in violation of this Agreement.
               (vii) No Obligor other than the Company will have any assets other than those related to coal mining operations. The Company will not have any assets other than those related to coal mining operations and its interests in the Subsidiaries. Neither the Company nor any other Obligor will engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger (other than as contemplated in this Agreement), asset sale (other than as contemplated in this Agreement), transfer of membership interest of the Company or transfer of partnership interest, membership interest or stock of an Obligor, or amendment of the Organizational Documents of the Company or any other Obligor (other than as expressly permitted by this Agreement).

               (viii) Parent shall remain the sole economic member of the Company.
               (ix) The Company, without the unanimous consent of all holders of all limited liability company membership interests in the Company and all members of the board of managers of the Company, including the Independent Manager, shall not file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets or any other entity in which it has a direct or indirect legal or beneficial ownership interest, engage in any other business activity, or amend its Organizational Documents.
               (x) No Obligor other than the Company, without the unanimous consent of all directors (including at least one Independent Director) of such Obligor, shall file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets or any other entity in which it has a direct or indirect legal or beneficial ownership interest, engage in any business activity other than its mining-related business, or amend its Organizational Documents.
               (xi) The Company and each other Obligor will identify itself, in all dealings with the public, under the Company’s or such other Obligor’s own name and as a separate and distinct entity other than in connection with any other Obligor. Neither the Company nor any other Obligor will identify itself as being a division or part of any member of the Parent Group. Neither the Company nor any other Obligor will identify any member of the Parent Group as being a division or part of the Company or such other Obligor. Neither the Company nor any other Obligor will fail to correct any known misunderstanding regarding the separate identity of such entity. The Company and each other Obligor will conduct its business in its own name.
               (xii) The Company and the Obligors, taken as a whole, will continue to be adequately capitalized in light of the nature of their business.
               (xiii) Except as expressly permitted by Sections 10.1 and 10.3, neither the Company nor any other Obligor will assume or guarantee the liabilities of any other Person except Guaranties of the Indebtedness hereunder and under the Bank Financing Documents. Neither the Company nor any other Obligor will acquire obligations or securities of any other Person except the obligations and/or securities of (A) any Subsidiary of the Company or (B) any entity merged with the Company or any Subsidiary of the Company as permitted by Section 10.6. Except as expressly permitted by Section 10.4, neither the Company nor any other Obligor will make loans or advances to any Person. The Company will not pledge its assets for the benefit of any other Person or entity, except (i) in favor of the Collateral Agent for the benefit of the holders of the Notes and the Bank Lenders and (ii) Permitted Liens.

               (xiv) Except as contemplated by the Management Agreement and as expressly permitted by Section 10.8, neither the Company nor any other Obligor will enter into or be a party to any transaction with any member of the Parent Group.
               (xv) Except as expressly permitted by Sections 10.1 and 10.3, the Company will not incur any Indebtedness other than the Indebtedness to the holders of the Notes and the Bank Lenders under the Bank Financing Documents.
               (xvi) The Company will and each other Obligor will allocate fairly and reasonably any overhead for shared office space and use separate stationery, invoices and checks.
               (xvii) The Company and each other Obligor will act and refrain from acting in such a way that each of the “assumptions of fact” made in the non-consolidation opinion of Wilmer Cutler Pickering Hale and Dorr LLP dated the Closing Date will continue to be true and correct in all material respects.
               (xviii) The Company and each Subsidiary will continue to have their day-to-day operations managed principally by a President or a comparable officer who is not employed by, does not hold any position with, and does not provide any services to the Parent Group, and the Company’s and each Subsidiary’s day-to-day human resources decisions will continue to be made by an officer or employee who is not employed by, does not hold any position with, and does not provide any services to the Parent Group.
               (q) Maintenance of Permits.
          The Obligors shall maintain all Required Mining Permits in full force and effect in accordance with their terms.
               (r) Subordination of Management Fees; Payment of Management Fees.
          The Company shall cause any fees or charges, of whatever nature, payable by the Obligors to any member of the Parent Group, including without limitation, the Non-Cash Income Tax Expense and all fees and charges in connection with the management of the operations of the Company, to be subordinated to the payment of the Notes and other Obligations, with the subordination in the case of payments to Parent to be pursuant to the Management Fee Subordination Agreement, and the subordination in the case of payments to any other Affiliate of the Company to be on terms satisfactory to, and set forth in a writing approved by, the Required Holders. The Obligors agree that the payment of any fees or charges to Parent or any other member of the Parent Group, all of which are subordinated in accordance with the preceding sentence, may be made by the Obligors only if such payments are in accordance with the following: (i) prior to and after giving effect to the payment thereof, no Event of Default or Potential Default is in existence; (ii) the payments consist solely of the Management Fee, plus Third Party Services Payments; and (iii) such payments shall be otherwise permitted by and in accordance with the Management Fee Subordination Agreement; provided that, notwithstanding anything contained in this Section or the Management Fee Subordination Agreement to the

contrary, in the event that the Company is permitted to make a dividend or distribution in accordance with Section 10.5, the Company shall be permitted, in lieu of making such permitted distribution or dividend, to apply the amount available for such permitted dividend or distribution to reduce the payable arising from the Non-Cash Income Tax Expense.
               (s) Maintenance of Coal Supply Contracts, Coal Leases.
          Except for Permitted Modifications, each Obligor shall maintain and be in compliance at all times with the Coal Supply Contracts and the Coal Leases which are in effect from time to time and shall (i) perform all of its obligations under the Coal Supply Contracts and the Coal Leases and enforce the performance by the other parties thereto of all of their obligations under the Coal Supply Contracts and Coal Leases and under any other document or agreement related thereto and (ii) not terminate, amend, or modify, or waive compliance with the terms and conditions of, any of the Coal Supply Contracts or Coal Leases. All Permitted Modifications shall be disclosed in writing to the holders of the Notes promptly upon the occurrence thereof.
               (t) Updates to Schedules.
          Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Company shall promptly provide in writing to each holder of Notes such revisions or updates to such Schedule as may be necessary or appropriate to update or correct the same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Holders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.
          Section 9.2 Subsidiaries; Additional Security Arrangements.
               (a) In the event that any Person shall become a Subsidiary subsequent to the date hereof (whether upon the formation of such Person, as a result of its acquisition by the Company or another Subsidiary or otherwise), in each such event, the Company shall, within 60 days after the date of the transaction or event by virtue of which such Person shall have become a Subsidiary:
          (i) cause such Person to (A) execute and deliver to the holders of the Notes and the Collateral Agent a Guarantor Joinder Agreement and, if reasonably requested by the Required Holders, additional security documents, all reasonably satisfactory in form and substance to the Required Holders, pursuant to which such Person shall become a party to this Agreement, the Guaranty Agreement, the Security Documents, the Intercompany Subordination Agreement, the Management Fee Subordination Agreement, and (if the Bank Credit Agreement shall at the time remain in effect) the Intercreditor Agreement, in each case to the same extent as if it were an original signatory thereto as an Obligor or Guarantor (as appropriate), and grant to the Collateral Agent, for the benefit of the holders of the Notes, Liens on its properties and assets, real or personal, consistent with the Liens granted to the Collateral Agent by the Company and the Guarantors pursuant to the Security Documents; and
          (ii) execute and deliver, or cause its appropriate Subsidiary or Subsidiaries to execute and deliver, a joinder to the Pledge Agreement (Noteholders), or an additional pledge agreement, reasonably satisfactory in form and substance to the Required Holders, pursuant to which all shares of capital stock or other equity interests in such Person shall become subject to the Lien of the Pledge Agreement (Noteholders).
               (b) In the event that the Company, any Guarantor or any Subsidiary referred to Section 9.2(a), shall at time have or acquire any interest in real property not subject to the Lien of a Mortgage (Noteholders) or an additional security document entered into as contemplated by Section 9.2(a), the Company shall, or shall cause the appropriate Guarantor or Subsidiary to, (i) enter into a mortgage or deed of trust, satisfactory in form and substance to the Required Holders and effective to subject such interest to a valid mortgage or deed of trust Lien in favor of the Collateral Agent in order to further secure the Obligations for the benefit of the holders of the Notes, (ii) furnish to each holder of Notes and the Collateral Agent documents with respect to such real property of the character required to be delivered to the Purchasers with respect to the Real Property covered by each Mortgage (Noteholders) pursuant to Section 4.14, together with such other information and documentation with respect thereto as the Required Holders may reasonably request, and (iii) cause such mortgage or deed of trust to be filed and recorded, and all such other action to be taken, in all such places, as shall be necessary to constitute the Lien of such mortgage or deed of trust a valid first priority mortgage or deed of trust Lien on such interest in real property (subject only to Permitted Liens of the types described in clauses (i), (ii), (iii), (v), (vi) and (ix) of the definition of that term set forth in Schedule B and such other exceptions as shall be approved by the Required Holders).
               (c) Neither the Company nor any other Obligor will deliver or permit to be delivered to or for the benefit of any of the Bank Lenders, or any agent for the Bank Lenders, any form of Guaranty, collateral security or other credit enhancement in respect of the obligations under the Bank Financing Documents (excluding (x) the exercise of any right of set-off and (y) Bank Primary Collateral) unless, concurrently therewith, effective provision, satisfactory to the Required Holders, shall be made to extend the benefit of such Guaranty, collateral security or other credit enhancement to the holders of the Notes to secure the Obligations on an equal and ratable, pari passu basis with the obligations owed to the Bank Lenders under the Bank Financing Documents (subject to the Intercreditor Agreement).
               (d) Nothing contained in this Section 9.2 is intended, or shall be construed, as authorizing the Company, any Guarantor, or any Subsidiary to take any action, including, without limitation, the creation of any Subsidiary, the acquisition of any property or assets, or the making of any investment of any character, that the Company, such Guarantor or such Subsidiary would not be permitted to take by virtue of the application of any other provision of this Agreement, including any other provision of this Section 9 and any provision of Section 10, or as an acquiescence in or consent on the part of any Purchaser or any holder of Notes to the taking of any such action by the Company, any Guarantor or any Subsidiary in contravention of any such other provision hereof .

SECTION 10. NEGATIVE AND FINANCIAL COVENANTS.
     The Company and the Guarantors covenant that so long as any of the Notes are outstanding:
          Section 10.1 Indebtedness.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness under the Financing Documents;
          (b) Indebtedness under the Bank Financing Documents (including, without limitation, Indebtedness of the character described in Section 10.1(i)) not exceeding $25,000,000 in aggregate principal amount of loans and extensions of credit at any one time outstanding thereunder; provided, however, that the Company may increase such amount to $35,000,000 so long as (i) no Potential Default or Event of Default shall have occurred and be continuing and (ii) the Company has satisfied the conditions precedent to such increase contained in the Bank Credit Agreement;
          (c) Existing Indebtedness as set forth on Schedule 10.1 (including any extensions or renewals thereof but excluding items of Indebtedness which are described on such Schedule as being repaid on the Closing Date), provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 10.1;
          (d) Indebtedness of the Company and the other Obligors (i) secured by Purchase Money Security Interests or (ii) consisting of capital leases, provided that the maximum amount of Indebtedness permitted under this subclause (d) shall not exceed in aggregate principal amount at any one time outstanding $25,000,000 through the period ending December 31, 2012, $30,000,000 through the period ending December 31, 2014, and $35,000,000 thereafter.
          (e) Indebtedness of any Subsidiary wholly-owned by the Company to the Company or to any other Subsidiary (other than TWCC) which is wholly owned by the Company, and Indebtedness of the Company to any Subsidiary (other than TWCC) of the Company; provided, however, that TWCC shall not at any time be permitted pursuant to this Section 10.1(e) to incur or permit to remain outstanding any Indebtedness of TWCC to the Company or any Subsidiary of the Company unless, at the time of the incurrence of such Indebtedness, the Company or TWCC, as the case may be, shall be permitted pursuant to Section 10.4 to make the loan, advance or other investment in TWCC represented by such Indebtedness;
          (f) Guaranties by the Company or any Guarantor of the Company permitted pursuant to Section 10.3;
          (g) Indebtedness secured by Permitted Liens;

          (h) Indebtedness with respect to deposits or reclamation or other bonds incurred in the ordinary course; and
          (i) Indebtedness of any Obligor consisting of Swap Obligations requiring payments by such Obligor contingent upon interest rates, commodity rates or indices, incurred by such Obligor in the ordinary course of business for the purpose of mitigating risks associated with liabilities of such Obligor and not in any event for purposes of speculation or taking a “market view”; provided, that the Indebtedness permitted by this Section 10.1(i) shall not exceed $1,500,000 at any one time outstanding.
          Section 10.2 Liens.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
          Section 10.3 Guaranties.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise be or agree to become or remain directly or contingently liable upon or with respect to, any obligation or liability of any other Person, except for (a) Guaranties of Indebtedness of the Obligors permitted hereunder, including Guaranties by the Guarantors of Indebtedness arising under the Bank Financing Documents and (b) Guaranties by the Company existing on the Closing Date of operating lease obligations of TWCC described on Schedule 10.3; provided, that, except for the Guaranties by the Company referred to in clause (b) of this Section 10.3, neither the Company nor any other Obligor (other than TWCC) shall guaranty, assume or otherwise be or become liable for any Indebtedness or other obligations of TWCC; but provided further, that nothing in this Section 10.3 shall prevent the Company from making the pledge by it of the Subsidiary Shares of TWCC included in the NRGT Liens.
          Section 10.4 Loans and Investments.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or become or remain liable to do any of the foregoing, except:
          (a) trade credit extended on usual and customary terms in the ordinary course of such Obligor’s or such Subsidiary’s business;
          (b) advances to employees to meet expenses incurred by such employees in the ordinary course of business;
          (c) Permitted Investments;

          (d) loans, advances and investments in or to other Obligors (other than TWCC);
          (e) an advance of $1,500,000 to TWCC on the Closing Date, provided that NRGT shall be obligated to reimburse such amount to TWCC pursuant to the NRGT Documents, subject to the terms and conditions of the NRGT Documents (the “NRGT Reimbursement”); and
          (f) loans and advances by the Company to TWCC in addition to the advance permitted by Section 10.4(e); provided that the amount of such loans and advances which may at any time be made by the Company pursuant to this Section 10.4(f) shall not cause the aggregate amount of all such loans and advances outstanding to exceed $3,000,000.
          Section 10.5 Dividends and Related Distributions.
               (a) The Company shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock, partnership interests or limited liability company interests (or warrants, options or rights therefor) or make any Management Fee payment, except that:
          (i) so long as (A) no Potential Default or Event of Default is in existence or would result therefrom and (B) the amount at the time credited to the Debt Service Reserve Account shall be at least equal to the Debt Service Reserve Requirement at such time, the Company may (1) on the Closing Date, make a distribution of $8,500,000 to Parent from the proceeds of the sale of the Notes, (2) upon receipt by the Company of the NRGT Reimbursement in an amount equal to or greater than $1,500,000, make a distribution of $1,500,000 to Parent and (3) during the period of 15 Business Days next following each Payment Date, make a distribution to Parent and make the Management Fee payment payable in respect of the quarterly fiscal period ended on or closest to such Payment Date (including accrued Management Fee payments, if any, for prior quarterly fiscal periods which remain unpaid), in an amount not exceeding, in the aggregate for such distribution and Management Fee payment (including accrued Management Fee payments for prior periods), Excess Cash Flow as of such Payment Date; provided, that the amount of Excess Cash Flow as of each Payment Date, and the amount so distributable pursuant to this sub-clause (2) on the basis of the computation of such Excess Cash Flow, shall be subject to adjustment pursuant to Section 10.5(b); and
          (ii) any Subsidiary of the Company may make dividends and distributions to the Company or to any other Subsidiary in respect of Equity Interests of such Subsidiary owned by the Company or such other Subsidiary, as the case may be.
The Company shall not and shall not permit any of its Subsidiaries to enter into any contract or agreement which restricts in any manner the payment by any Subsidiary of the Company of dividends or distributions to the Company or any other Subsidiary which shall own Equity Interests of such Subsidiary; provided, however, that the Company and TWCC may enter into the NRGT Documents, notwithstanding the potential restrictive effect thereof on the payment of dividends and distributions by TWCC.
               (b) The distributions and Management Fee payments made by the Company to the Parent pursuant to sub-clause (i)(2) of Section 10.5(a) from Excess Cash Flow as of each Payment Date in any fiscal year shall be subject to adjustment in accordance with the further provisions of this Section 10.5(b). Following the completion of each fiscal year of the Company, the amount of Excess Cash Flow as of each Payment Date in such fiscal year shall be recalculated based upon the annual audited financial statements of the Obligors for such fiscal year. For this purpose, Available Cash and Excess Cash Flow as of each such Payment Date shall be recomputed in accordance with the definitions of “Available Cash” and “Excess Cash Flow” set forth in Schedule B, in each case using the actual numbers for the applicable quarterly period derived from such audited financial statements. Based on such recomputations, as promptly as practicable, but in any event not later than contemporaneously with the Company’s delivery to the holders of the Notes of its audited financial statements for such fiscal year pursuant to Section 7.1(c), the Company shall furnish to each such holder an Officer’s Certificate (which may be combined with the Officer’s Certificate required to be delivered for such fiscal year pursuant to Section 7.1(d)), (i) showing all such recomputations in respect of each fiscal quarter in such fiscal year and demonstrating the manner in which the same were made, and (ii) setting forth the amount of each adjustment required in accordance with this Section 10.5(b) by reason of such recomputations in the amount of any distribution or Management Fee payment made in such fiscal year. All such adjustments based on audited financial information shall be made as follows:
     (A) in the event that the audited financial information demonstrates that Parent received monies in excess of that which it should have received for such annual fiscal period, the Company shall cause an amount equal to such excess monies to be paid by Parent to the Company; provided, however, that if Parent shall not have paid the amount of any such excess monies to the Company in full, the amount of such excess monies (or the portion thereof not so paid) shall be deducted from the amounts which would otherwise be available for distribution to Parent pursuant to this Section 10.5 in succeeding fiscal quarters until the full amount of such unpaid excess monies shall have been so deducted; and
     (B) in the event that the audited financial information demonstrates that the Company should have been permitted to make distributions or Management Fee payments exceeding the amounts thereof actually distributed and paid in such fiscal year (the amount of any such excess, the “Underpaid Amount”), then so long as (x) no Potential Default or Event of Default is in existence or would result therefrom and (y) the amount at the time credited to the Debt Service Reserve Account shall be at least equal to the Debt Service Reserve Requirement at such time, the Company may make a further distribution to Parent and/or make a payment in respect of Management Fees, in an amount not exceeding, in the aggregate for such further distribution and payment in respect of Management Fees, the Underpaid Amount.
All recomputations and adjustments pursuant to this Section 10.5(b) in respect of any fiscal year shall be made within ten Business Days after the Company’s delivery of its audited financial statements for such fiscal year pursuant to Section 7.1(c).
          Section 10.6 Liquidations, Mergers, Consolidations, Acquisitions.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person without the prior written consent of the Required Holders, provided that any Obligor may consolidate or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person if:
          (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Obligor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if such Obligor is not such a corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of Notes, an agreement, reasonably satisfactory in form and substance to the Required Holders, providing for its assumption of the due and punctual performance and observance of each covenant and condition of the Financing Documents to which such Obligor is a party and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof , and covering such other matters relating to such corporation or limited liability company and such assumption as any holder of Notes may reasonably request;
          (b) if such consolidation, merger, conveyance, transfer or lease shall constitute or result in a Prepayment Event, the Company shall have complied with Section 8.3 in respect thereof and shall have prepaid, or made provision satisfactory to the holders of all Notes for the prepayment of, the Notes of each holder thereof which shall have given a Prepayment Election Notice in respect of such Prepayment Event pursuant to Section 8.3; and
          (c) immediately before and immediately after giving effect to such transaction, no Potential Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of an Obligor shall have the effect of releasing such Obligor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.6 from its liability under the Financing Documents.
          Section 10.7 Dispositions of Assets or Subsidiaries.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles, with or without recourse, or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Obligor), except:
          (a) transactions involving the sale of inventory in the ordinary course of business;
          (b) any sale, transfer or lease of assets in the ordinary course of business which are not necessary or required in the conduct of such Obligor’s or such Subsidiary’s business and so long as such assets do not comprise more than 5% in any calendar year of the assets of the Company and its Subsidiaries taken as a whole;
          (c) any sale, transfer or lease of assets by such Obligor or any Subsidiary of such Obligor to another Obligor (other than TWCC);
          (d) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 10.16, provided such substitute assets are subject to the Collateral Agent’s Prior Security Interest;
          (e) transactions permitted pursuant to Section 10.6;
          (f) participation by TWCC in the 8750 Parts Pool and participation by the Company or any of its Subsidiaries in any other Approved Parts Pool Program; or
          (g) any sale, transfer or lease of assets, other than those specifically permitted pursuant to clauses (a) through (f) above, which is approved by the Required Holders.
          Section 10.8 Affiliate Transactions.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with an Affiliate of any Obligor (including purchasing property or services from or selling property or services to any Affiliate of any Obligor or other Person) without the prior written consent of the Required Holders, unless such transaction (i) is not otherwise prohibited by this Agreement, (ii) constitutes a Permitted Affiliate Transaction and (iii) is in accordance with all applicable Law.

          Section 10.9 Subsidiaries, Partnerships and Joint Ventures.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (a) any Subsidiary of the Company which is a party to this Agreement on the Closing Date as a Guarantor; (b) TWCC (which may continue to be a Subsidiary of the Company); and (c) any Subsidiary (other than a Subsidiary of TWCC) formed after the Closing Date which shall have become a party to this Agreement as a Guarantor pursuant to a Guarantor Joinder Agreement, provided that the Required Holders shall have consented to such formation and joinder and such Subsidiary and the Obligors, as applicable, shall have granted and caused to be perfected first priority Liens in favor of the Collateral Agent for the benefit of the holders of the Notes in the assets held by, and stock of or other ownership interests in, such Subsidiary, and otherwise complied with the provisions of Section 9.2(a) with respect to such Subsidiary. No Obligor shall become or agree to become (i) a general or limited partner in any general or limited partnership, except that the Obligors may be general or limited partners in other Obligors, (ii) a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Obligors may be members or managers of, or hold limited liability company interests in, other Obligors, or (iii) a joint venturer or hold a joint venture interest in any joint venture.
          Section 10.10 Continuation of or Change in Business.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, engage in any material business other than its business of owning and operating coal mine facilities associated with the Coal Reserves (as the same may be extended or expanded or changed from time to time).
          Section 10.11 Plans and Benefit Arrangements.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, do any of the following if the same could reasonably be expected to result in any substantial obligation to the Company or any of its Subsidiaries or otherwise result in a Material Adverse Change:
          (a) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;
          (b) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;
          (c) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan;
          (d) permit any Plan to be less than Adequately Funded;
          (e) fail to make when due any contribution to any Multiemployer Plan that the Company or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

     (f) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan;
     (g) terminate, or institute proceedings to terminate, any Plan;
     (h) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or
     (i) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code.
          Section 10.12 Fiscal Year.
     The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.
          Section 10.13 Issuance of Stock.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock, shares of beneficial interest, partnership interests, limited liability company interests or similar ownership interests, or any options, warrants or other rights in respect thereof.
          Section 10.14 Changes in Organizational Documents.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, amend in any respect its Organizational Documents (including any provisions or resolutions relating to capital stock or other equity interests) without providing at least 20 calendar days’ prior written notice to the holders of the Notes and, in the event such change would be material and adverse to the holders of the Notes as determined by the Required Holders in their sole discretion, obtaining the prior written consent of the holders of the Notes.
          Section 10.15 Changes in Material Contracts, Performance under Coal Supply Contracts.
     Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, materially amend (except for Permitted Modifications), cancel, terminate, waive or give any consent to any material violation of or release any party from its obligations under any of the Coal Supply Contracts or any of the other material contracts to which it is a party. Each of the Obligors shall supply coal under its respective Coal Supply Contracts solely with coal mined from the Obligors’ coal mines and shall not purchase coal or permit any other Person to supply coal under or service its Coal Supply Contracts, except for (i) Permitted Affiliate Transactions, (ii) the procurement of coal at the request of a buyer in accordance with the explicit provisions of the Coal Supply Contract for Colstrip 3 & 4 and (iii) for the procurement of coal by an Obligor if (a) the price paid for such substitute coal is less than the cost that would otherwise be incurred by such Obligor’s mine in supplying such coal, (b) such Obligor is permitted to deliver such substitute coal under a Coal Supply Contract for its mines and (c) the substitute coal provides a benefit to such Obligor’s mine (for example, by providing a higher quality coal to blend with such Obligor’s mine coal) thereby enhancing the customer plant’s operations and overall fuel blend.
          Section 10.16 Capital Expenditures and Leases.
     No Obligor shall make, or permit any of its Subsidiaries to make, any Capital Expenditures in any fiscal year, other than Capital Expenditures made (i) in the ordinary course of business and on terms (whether of purchase or lease) which are usual and customary and (ii) in amounts which, when taken together with all other Capital Expenditures made by the Obligors and their Subsidiaries in such fiscal year, shall not exceed in the aggregate the amount set forth for such fiscal year on Schedule 10.16; provided, that if the amount set forth on Schedule 10.16 for any fiscal year shall exceed the aggregate amount of Capital Expenditures made by the Obligors and their Subsidiaries in such fiscal year, the amount of such excess may be carried forward and utilized for Capital Expenditures in subsequent fiscal years.
          Section 10.17 Minimum Debt Service Coverage Ratio.
     The Obligors shall not permit the Debt Service Coverage Ratio to be less than 1.30 to 1.0, calculated as of the end of each fiscal quarter based upon the immediately preceding four fiscal quarters.
          Section 10.18 Maximum Leverage Ratio.
     The Obligors shall not permit the ratio of Consolidated Net Indebtedness of the Company and its Subsidiaries to Consolidated EBITDA to exceed the ratio set forth below for such period, calculated as of the end of each fiscal quarter during each such period based upon the immediately preceding four fiscal quarters:

Period	Ratio
Closing Date through June 30, 2010	3.00 to 1.00
July 1, 2010 through December 31, 2010	2.75 to 1.00
January 1, 2011 through December 31, 2011	2.50 to 1.00
January 1, 2012 through December 31, 2012	2.25 to 1.00
January 1, 2013 and thereafter	1.50 to 1.00
SECTION 11. EVENTS OF DEFAULT.
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) default in the payment or prepayment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and/or payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) default in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

     (c) default in the performance of or compliance with any term contained in Section 7.1(e), Section 10 or Section 9.1(p); provided, that, with respect to the covenants contained in Section 9.1(p), such violation or failure to comply shall not constitute an Event of Default so long as (i) such violation or failure to comply was immaterial to the covenants contained in Section 9.1(p) taken as a whole, and (ii) if such violation or failure to comply is curable, the Obligors shall cure such violation or failure to comply within 30 calendar days following a Responsible Officer obtaining actual knowledge of the violation or failure to comply; or
     (d) an Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other term of any Financing Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or
     (e) any representation or warranty made in writing by or on behalf of an Obligor or by any officer of an Obligor in any Financing Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) (i) any “Event of Default” shall occur or exist under the Bank Credit Agreement or any of the other Bank Financing Documents, or (ii) the Company or any Subsidiary of the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $500,000 beyond any period of grace provided with respect thereto, or (iii) the Company or any Subsidiary of the Company is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $500,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness described in clauses (ii) and (iii) has been declared due and payable (or one or more Persons are entitled to declare such Indebtedness to be due and payable) before its stated maturity or before its regularly scheduled dates of payment, or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary of the Company has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $500,000, or (v) the earlier to occur of (1) an event of default (or right to cancel or terminate such agreement prior to its stated term) by any of the Obligors shall occur at any time under the terms of any Coal Supply Contract (upon occurrence of any such event, a “Defaulted Agreement”) and such event of default could result in cancellation or termination of the Defaulted Agreement prior to its stated term, or (2) the cancellation or termination of any Defaulted Agreement or (vi) an event of default (or a right to cancel or terminate such agreement prior to its stated term) shall occur at any time under the terms of any one or more of the Coal Leases which is reasonably likely to cause a Material Adverse Change; or
     (g) the Company or any Subsidiary of the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such order or petition shall not be dismissed within 60 days; or
     (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 (net of insurance coverage, provided, that (i) the insurance carrier has acknowledged in writing its obligation to satisfy such judgment or judgments and (ii) such insurance carrier is solvent and has a long term debt rating which is at least ‘A2’ by Moody’s or ‘A’ by Standard & Poor’s) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 45 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay, or, notwithstanding any such bonding, stay or discharge thereof, such judgment or judgments affect the Collateral in any material respect or, in the aggregate, materially impair the ability of any Obligor to perform its Obligations hereunder or under the other Financing Documents or the Bank Financing Documents; or
     (j) Any of the following events occur, involving the Company or any member of the ERISA Group, which event, alone or together with any other such event(s), would, or would reasonably be expected to, result in a substantial obligation to the Company or any of its Subsidiaries or otherwise result in a Material Adverse Change: (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Internal Revenue Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought to be granted under Section 430 of the Internal Revenue Code; (ii) the Plans, considered in the aggregate, shall cease to be Adequately Funded; (iii) failure to make any contribution when due to a Multiemployer Plan; (iv) a notice of intent to terminate shall have been or is reasonably expected to be filed with the

PBGC with respect to any Plan; (v) a Reportable Event on the basis of which the PBGC could reasonably be expected to terminate any Plan; (vi) the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have given notice that a Plan may become the subject of such proceedings; (vii) adoption of an amendment to a Plan with respect to which security is required under ERISA Section 307; (viii) partial or complete withdrawal under ERISA Section 4062(e), from a Multiple Employer Plan; or (ix) partial or complete withdrawal from a Multiemployer Plan; or
     (k) The manager shall default under or otherwise fail to perform any of its obligations or duties under the Management Agreement; or
     (l) the Guaranty Agreement or any Security Document shall at any time or for any reason cease to be, or is asserted by any Obligor not to be, valid, binding or in full force and effect, or any Obligor shall disaffirm or repudiate its obligations thereunder; or
     (m) any Lien purported to be created by any Security Document shall fail or cease to be a valid and perfected Lien on material Collateral intended to be subject thereto subject to no other Lien (whether ranking on a parity therewith or prior or junior thereto) not expressly permitted by such Security Document or the Intercreditor Agreement; or
     (n) any Obligor shall fail to maintain sufficient mine bonding capacity to be able to conduct its operations substantially as contemplated by the mining plans used in preparing the Financial Projections, or any Obligor shall default in the compliance with or the performance of its surety bonding agreements and obligations (including, but not limited to any default in the payment of outstanding reimbursement claims owing in connection with any of the bonds outstanding) and in either case, such default is not remedied within 30 days.
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
SECTION 12. REMEDIES ON DEFAULT, ETC.
          Section 12.1 Acceleration.
     (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
     (b) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
     (c) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of such are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
          Section 12.2 Other Remedies.
     If any Potential Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and preserve the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or in any other Financing Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
          Section 12.3 Rescission.
     At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Potential Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Potential Default or impair any right consequent thereon.

          Section 12.4 No Waivers or Election of Remedies, Expenses, etc.
     No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
          Section 13.1 Registration of Notes.
     The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for and registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor and/or the Collateral Agent promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes, and all holders of Notes consent thereto.
          Section 13.2 Transfer and Exchange of Notes.
     Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within five Business Days of such surrender, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note provided, however, that the Company shall not be obligated to effect a transfer of Notes which would constitute a public distribution requiring registration of such Notes under applicable federal or state securities laws or a transaction prohibited under Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1 and 6.2.
          Section 13.3 Replacement of Notes.
     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
          (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense and within five Business Days shall execute and deliver, in lieu thereof, a new Note, in the same principal amount as the lost, stolen, destroyed or mutilated Note, and dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 14. PAYMENTS ON NOTES.
          Section 14.1 Place of Payment.
     Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of JP Morgan Chase Bank N.A., in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
          Section 14.2 Home Office Payment.
     So long as a Purchaser or a Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by such Purchaser or such Purchaser’s nominee such Purchaser will, at such Purchaser’s election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2. The Company shall deliver to the Collateral Agent, promptly following the execution and delivery thereof, a copy of each agreement entered into as contemplated by the preceding sentence with a direct or indirect transferee of any Note together with written confirmation that such agreement constitutes an agreement entered into pursuant to this Section 14.2.
SECTION 15. EXPENSES, ETC.
          Section 15.1 Transaction Expenses.
     Whether or not the transactions contemplated hereby are consummated, the Company and the Guarantors jointly and severally will pay all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements of a special counsel and, if reasonably requested by the Purchasers or the Required Holders with respect to any relevant jurisdictions, local or other counsel consisting, for each such jurisdiction, of a single law firm approved by the Purchasers or the Required Holders for such jurisdiction) incurred by the Purchasers or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes or any other Financing Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or any other Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or any other Financing Document, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work out or restructuring of the transactions contemplated hereby and by the Notes or any other Financing Document and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information and all subsequent annual and interim filings of documents and information related to this Agreement, with the SVO. The Company and the Guarantors, jointly and severally, will pay, and will save the Purchasers and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by any Purchaser).
          Section 15.2 Survival.
     The obligations of the Company and the Guarantors under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this

Agreement or the Notes or any other Financing Document, and the termination of this Agreement or any other Financing Document.
SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
     All representations and warranties contained herein and in the other Financing Documents shall survive the execution and delivery of this Agreement and the other Financing Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to any Financing Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Financing Documents embody the entire agreement and understanding between the Purchasers and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17. AMENDMENT AND WAIVER.
          Section 17.1 Requirements.
     This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to a Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17, 20 or 22.2.
          Section 17.2 Solicitation of Holders of Notes.
     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Financing Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b) Payment. No Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof or of any other Financing Document unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
          Section 17.3 Binding Effect, etc.
     Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Potential Default or Event of Default not expressly amended or waived or impair any right consequent thereon. Any consent to an amendment or waiver which is given pursuant to this Section 17 by a holder of a Note which shall have (i) transferred at any time thereafter or agreed to transfer all or a portion of its Notes to any Obligor or any Affiliate of any Obligor and (ii) provided such consent as a condition to such transfer, shall be valid and binding only upon such holder. No course of dealing between an Obligor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
          Section 17.4 Notes Held by an Obligor, etc.
     Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any other Financing Document, or have directed the taking of any action provided herein or in the Notes or in any other Financing Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by an Obligor or any of its Affiliates shall be deemed not to be outstanding.
SECTION 18. NOTICES.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (a) if to a Purchaser or a Purchaser’s nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
     (b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

     (c) if to an Obligor, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Attn: Michael Levitin, Esq., or at such other address as the Company shall have specified to the holder of each Note in writing, or
     (d) if to the Collateral Agent, at the address specified for such communications to it in the Collateral Agency Agreement, or at such other address as the Collateral Agent shall have specified to the Company and the holders of Notes in writing.
Notices under this Section 18 will be deemed given only when actually received.
SECTION 19. REPRODUCTION OF DOCUMENTS.
     The Financing Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchasers, may be reproduced by the Purchasers by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Purchasers may destroy any original document so reproduced. Each Obligor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit an Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 20. CONFIDENTIAL INFORMATION.
     For the purposes of this Section 20, “Confidential Information” means information delivered to each Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to the Financing Documents that is proprietary in nature and that was clearly marked or labeled or otherwise identified when received by such Purchaser as being confidential information, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, trustees, officers, employees, agents, attorneys and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such

Purchaser’s Notes) and they agree to maintain such confidentiality in accordance with this Section 20, (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and the Financing Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
SECTION 21. SUBSTITUTION OF A PURCHASER.
     Each Purchaser shall have the right to substitute any one of such Purchaser’s Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.
          Section 22.1 Successors and Assigns.
     All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not. In the event of any sale or transfer of the Notes, the holder selling its Notes specifically acknowledges and agrees that it is assigning its right, title and interest in the Notes and the other Financing Documents to the transferee thereof and the transferee or purchaser of such Notes specifically accepts the assignment by the selling or transferring holder of all of its right, title and interest under the Notes and the other Financing Documents.
          Section 22.2 Set Off.
     If an Event of Default shall occur and be continuing, any Purchaser or holder of Notes to whom any Obligation is owed by any Obligor hereunder or under any other Financing Document and any branch, Subsidiary or Affiliate of such Purchaser or holder anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Obligor, to set-off against and apply pro rata to the then unpaid balance of all the Notes and all other Obligations of the Company and the other Obligors hereunder or under any other Financing Document any debt owing to, and any other funds held in any manner for the account of, the Company or such other Obligor by such Purchaser or holder or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Company or such other Obligor for its own account (but not including funds held in custodian or trust accounts) with such Purchaser or holder or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Purchaser or holder of Notes shall have made any demand under this Agreement or any other Financing Document, whether or not such debt owing to or funds held for the account of the Company or such other Obligor is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Purchaser or holder.
          Section 22.3 Payments Due on Non-Business Days.
     Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the immediately preceding Business Day.
          Section 22.4 Severability.
     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 22.5 Construction.
     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
          Section 22.6 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
          Section 22.7 Governing Law.
     This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York applicable to contracts made and to be performed in said State.
          Section 22.8 Withholding.
     If any holder of Notes is a “foreign corporation, partnership or trust” within the meaning of the Internal Revenue Code and such holder of Notes claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Internal Revenue Code, such holder of Notes (a “Foreign Noteholder”) agrees with and in favor of the Company to deliver to the Company:
     (i) if such holder claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;
     (ii) if such holder claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such holder, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such holder and in each succeeding taxable year of such holder during which interest may be paid under this Agreement, and IRS Form W-9; and

     (iii) such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.
Such Foreign Noteholder agrees promptly to notify the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
     If any Foreign Noteholder claiming exemption from United States withholding tax by filing IRS Form W-8ECI with Company sells, assigns, grants a participation in, or otherwise transfers all or part of the Notes, such Foreign Noteholder agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Internal Revenue Code.
     If the IRS or any other governmental authority of the United States or other jurisdiction asserts a claim that the Company or any other Obligor did not properly withhold tax from amounts paid to or for the account of any Foreign Noteholder (because the appropriate form was not delivered, was not properly executed, or because such Foreign Noteholder failed to notify the Company of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Foreign Noteholder shall indemnify the Company or such other Obligor, as the case may be, fully for all amounts paid, directly or indirectly, by the Company or such other Obligor as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Company, as applicable, under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of each Foreign Noteholder under this Section shall survive the payment of all Notes.
          Section 22.9 Environmental Indemnity.
     The Company and the Guarantors, jointly and severally, will indemnify, protect, hold harmless and defend each Purchaser and each holder from time to time of any Note, and their respective officers, directors, trustees, employees and agents (collectively, “Indemnitees”), from and against any and all liabilities, costs (including, without limitation, reasonable fees and disbursements of attorneys, consultants and experts, and costs of investigation, clean up, response, removal, remediation, containment, restoration, treatment and disposal), claims, damages, demands, litigation, suits, proceedings, actions, losses, obligations, penalties, fines, judgments, sums paid in settlement of any of the above, and reasonable disbursements (collectively, “Indemnified Claims”) actually incurred by any Indemnitee arising from or out of, or in any way connected with, (i) any failure of any representation or warranty set forth in Section 5.25 to be true and correct when made or any failure by the Company and the Guarantors to comply with any of the covenants, agreements, terms and conditions set forth in Section 9.1(i) or to comply with any Environmental Law, (ii) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport or handling, or the emission, discharge, release or threatened release into the environment, of any Regulated Substance at any time on, in, under or above the Property or any part thereof, (iii) the presence or suspected presence of any Regulated Substances manufactured, generated, refined, processed, distributed, sold, treated, received, stored, disposed of, transported, arranged to be transported or handled by the Obligors (or any of them) or any of their respective Subsidiaries, or

(iv) the migration, leaking, leaching, flowing, emitting or other movement of any Regulated Substance from the Property, or any location containing Regulated Substances manufactured, generated, refined, processed, distributed, sold, treated, received, stored, disposed of, transported, arranged to be transported or handled by the Obligors (or any of them) or any of their respective Subsidiaries to any other property; provided, however, that neither the Company nor any Guarantor shall have any obligation under this Section 22.9 to any Indemnitee with respect to, and the Indemnified Claims shall not include, any of the foregoing matters to the extent arising from (x) activities on or with respect to Collateral by a successor owner of such Collateral, or its agent, following the exercise by any of the Indemnitees or their agent of foreclosure rights with respect to or control of such Collateral or (y) from the gross negligence or willful misconduct of any of the Indemnitees (or any of their agents). If at any time a responsible officer of any Indemnitee shall have actual knowledge of an asserted liability for which such Indemnitee would be entitled to indemnification hereunder, such Indemnitee shall give written notice thereof to the Company and the Guarantors; provided, however, that no failure to give any such notice shall relieve the Company and the Guarantors of the obligation to provide indemnification hereunder to such Indemnitee except to the extent that the Company and the Guarantors shall have been prevented as a consequence from defending against or settlement of any such liability as hereinafter required. Upon receipt of such notice, the Company and the Guarantors shall assume full responsibility for the defense against or settlement of any such liability, and shall consult with such Indemnitee and advise such Indemnitee of significant developments in connection therewith; provided, however, that (A) such Indemnitee shall be consulted as to the legal counsel and other consultants to be employed in respect thereof and may in its reasonable judgment veto the employment of any legal counsel or consultant not reasonably acceptable to it and (B) if such Indemnitee shall give to the Company and the Guarantors notice that in its good faith judgment an important business interest (whether economic, reputational or otherwise) of such Indemnitee is involved in any such liability or potential liability, such Indemnitee shall have the right to control, in consultation with the Company and the Guarantors, the defense against such liability provided such defense is reasonable and does not impose any excessive burden or cost (monetary or otherwise) on the Company and the Guarantors. The obligations of the Company and the Guarantors under this Section shall survive payment of any Notes and transfer of any Notes and shall be enforceable by each Indemnitee hereunder separately or together, without necessity of accelerating the maturity of any Notes; and any such Indemnitee seeking to enforce the indemnification provided for hereunder may initially proceed directly against the Company and the Guarantors (or any of them) without first resorting to any other rights of indemnification or otherwise that it may have.
          Section 22.10 Jurisdiction And Process.
     The Company and each Guarantor agrees that any legal action or proceeding arising out of or relating to this Agreement or any other Financing Document or any other document executed in connection herewith or therewith, or any legal action or proceeding to execute or otherwise enforce any judgment obtained against the Company and the Guarantors, or any of them, for breach hereof or thereof, or against any of their properties, may be brought in the courts of the State of New York or the United States District Court for the Southern District of New York by any Purchaser or holder of Notes or the Collateral Agent or on behalf of any Purchaser or holder of Notes or the Collateral Agent, as such holder, Purchaser or the Collateral Agent may elect, and each of the Company and the Guarantors hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts for purposes of any such legal action or proceeding. The Company and the Guarantors hereby agree that service of process in any such proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to them at their address specified in Section 18 or at such other address of which each Purchaser and each holder of a Note shall have been notified pursuant thereto. In addition, the Company and each Guarantor hereby irrevocably waives to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document executed in connection herewith or therewith brought in the courts of the State of New York or the United States District Court for the Southern District of New York, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
               Section 22.11 Waiver Of Jury Trial. THE COMPANY, EACH GUARANTOR AND EACH HOLDER OF NOTES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[Signature Pages follow]

     Execution by a Purchaser of this Agreement and its return to the Company shall bind such Purchaser, the Company and each of the respective Guarantors to this Agreement.

Very truly yours, WESTMORELAND MINING LLC
By:	/s/ Douglas P. Kathol
Title: Douglas P. Kathol
Name: Vice President

WESTERN ENERGY COMPANY, as a Guarantor
By:	/s/ Douglas P. Kathol
Title: Douglas P. Kathol
Name: Vice President

DAKOTA WESTMORELAND CORPORATION, as a Guarantor
By:	/s/ Douglas P. Kathol
Title: Douglas P. Kathol
Name: Vice President

WESTMORELAND SAVAGE CORPORATION, as a Guarantor
By:	/s/ Douglas P. Kathol
Title: Douglas P. Kathol
Name: Vice President

Note Purchase Agreement

The foregoing is hereby agreed
to as of the date thereof.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By	/s/ Lisa M. Ferraro Name: Lisa M. Ferraro
Title Director

NEW YORK LIFE INSURANCE COMPANY

By	/s/ Kathleen A. Haberkern Name: Kathleen A. Haberkern
Title: Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By: New York Life Investment Management
LLC, Its Investment Manager

By	/s/ Kathleen A. Haberkern Name: Kathleen A. Haberkern
Title: Director

NATIONWIDE MUTUAL FIRE INSURANCE COMPANY

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

NATIONWIDE LIFE INSURANCE COMPANY

By	/s/ Thomas A. Gleason Name: Thomas A. Gleason
Title: Authorized Signatory

PRINCIPAL LIFE INSURANCE COMPANY
By:	Principal Global Investors, LLC A Delaware limited liability Company, its authorized signatory

By	/s/ Alan P. Kress Name: Alan P. Kress
Title: Counsel

By	/s/ James C. Fifield Name: James C. Fifield
Title: Assistant General Counsel

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By	/s/ Estelle Simsolo Name: Estelle Simsolo
Title: Investment Officer

GENWORTH LIFE INSURANCE COMPANY OF NEW YORK

By	/s/ Estelle Simsolo Name: Estelle Simsolo
Title: Investment Officer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC As Investment Adviser

By	/s/ Emeka O. Onukwugha Name: Emeka O. Onukwugha
Title: Managing Director

Note Purchase Agreement

C.M. LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC As Investment Sub-Advisor

By	/s/ Emeka O. Onukwugha Name: Emeka O. Onukwugha
Title: Managing Director
Note Purchase Agreement

SCHEDULE B
DEFINITIONS
          In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
     Account shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered (including, without limitation, accounts related to as-extracted collateral), whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by the Company and the Guarantors.
     Additional Collateral is defined in Section 9.1(j).
     Adequately Funded shall mean a Plan’s assets-to-liabilities relationship described herein. A Plan is Adequately Funded if, as of the last day of the plan year for such Plan which has most recently ended (the “Valuation Date”) and based on an actuarial valuation made as of the first day of such plan year by the Plan’s regular actuarial consultant, the value of the Plan’s assets as determined under Section 412(c)(2) of the Internal Revenue Code, including any contributions made to the Plan within eight and 1/2 months of the Valuation Date, is not less than 90% of the Plan’s Current Liability, as determined under Section 412(l)(7) of the Internal Revenue Code using the maximum allowable interest rate under such subsection, and recognizing over three years any plan change, such as any plan amendment or required statutory change in benefits (but not changes in actuarial assumption or normal plan experience).
     Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds, directly or indirectly, 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees or individuals holding similar positions of a corporation or trust or other Person, as the case may be.
     Agreement means this Note Purchase Agreement, dated as of June 26, 2008, by and between the parties hereto, including all schedules and exhibits hereto and as amended from time to time.
     Annual Statements is defined in Section 5.9(a).
     Anti-Terrorism Order means Executive Order No. 13,244 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

     Approved Parts Pool Program means (a) the 8750 Parts Pool and (b) any national or regional parts pool arrangement among mine operators, generally similar in nature to the 8750 Parts Pool, hereafter entered into by the Company or any of its Subsidiaries with respect to long lead-time parts for any walking draglines which (i) does not adversely affect in any material respect, the value, or the rights of the Collateral Agent or the holders of the Notes in respect of, the Collateral and (ii) is approved in writing by the Required Holders.
     Authorized Officer shall mean those individuals, designated by the Company, authorized to execute notices, reports and other documents on behalf of the Obligors required hereunder. The Company may amend such list of individuals from time to time by giving written notice of such amendment to the holders of the Notes.
     Available Cash shall mean, on or as of any Payment Date, (a) the sum of (1) Consolidated EBITDA for the fiscal quarter of the Company ended on or closest to such Payment Date and (2) to the extent not included in such Consolidated EBITDA, any amount representing an excess over the Debt Service Reserve Requirement actually withdrawn from the Debt Service Reserve Account in such quarter in compliance with Section 3.6 of the Collateral Agency Agreement minus (b) the sum of:
     (i) Unfinanced Capital Expenditures as at the end of such quarter,
     (ii) the aggregate fees and expenses of the Collateral Agent due and payable in such quarter,
     (iii) the aggregate amount of all interest on Consolidated Total Indebtedness due and payable in such quarter,
     (iv) the aggregate amount of all scheduled and mandatory payments of principal of Consolidated Total Indebtedness in such quarter,
     (v) the aggregate amount of letter of credit fees payable by the Company and the Guarantors in such quarter,
     (vi) the aggregate amount of cash income taxes payable in such quarter on behalf of the Obligors, and
     (vii) the amount of all deposits into the Debt Service Reserve Account required in such quarter in order that the aggregate amount on deposit therein shall equal the Debt Service Reserve Requirement.
     Bank Credit Agreement means the Revolving Credit Agreement between the Company, PNC Bank, National Association, as Agent, and its Bank Lenders, dated of even date herewith, as amended, restated, refinanced, replaced, increased or reduced from time to time, and any successor bank credit agreement.
     Bank Financing Documents shall mean the Bank Credit Agreement and any other agreements, instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Bank Financing Document shall mean any of the Bank Financing Documents.
     Bank Lenders means the banks or other lenders which are from time to time party to the Bank Credit Agreement.
     Bank Primary Collateral shall mean that portion of the UCC Collateral in which the Bank Lenders are granted a first priority security interest pursuant to the Intercreditor Agreement in Accounts and Inventory.
     Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.
     Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania or New York, New York.
     CapEx Threshold means that amount determined as (i) the proceeds to the Company of the sale of the Notes, minus (ii) the sum of (A) the amount applied by the Company to the prepayment of the notes of the Company outstanding under the 2001 Note Agreement immediately prior to the Closing (B) $10,000,000, representing the portion of the proceeds of the Notes applied or available for application by the Company to a distribution to Parent and (C) the amount of costs and expenses incurred in connection with the issuance of the Notes and the making of the loans under the Bank Credit Agreement (collectively, “Transaction Costs”), plus (iii) the aggregate amount released to the Company from the debt service reserve account under, and the Series B Prepayment Account referred to in, the 2001 Note Agreement (collectively, “Released Amounts”)). The CapEx Threshold has been provisionally calculated by the Company to be (and until finally determined as hereinafter provided shall be deemed for purposes of this Agreement to equal) $59,000,000, such provisional calculation having been made on the basis of assumptions reflecting information available to the Company on the date hereof as to Transaction Costs and Released Amounts; provided, however, that not later than the 45th day following the Closing Date, the Company shall (i) recompute the CapEx Threshold giving effect to actual Transaction Expenses and Released Amounts as determined on or prior to such 45th day and (ii) furnish to each holder of Notes an Officer’s Certificate specifying the CapEx Threshold as so recomputed and containing calculations in reasonable detail demonstrating the manner in which it was determined. The calculation of the recomputed CapEx Threshold set forth in such Officer’s Certificate shall be subject to verification by the holders of the Notes, but in the absence of error (upon the demonstration of which by any such holder will be promptly corrected by the Company as set forth in a corrected Officer’s Certificate submitted to each such holder), shall be presumed to be the CapEx Threshold for all purposes hereof.
     Capital Expenditures means, with respect to the Obligors and their Subsidiaries, for any period, the sum (without duplication) of all cash expenditures by any Obligor or any Subsidiary of an Obligor during such period for the purchase or lease of items that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of the Company and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same are capitalized, all the foregoing as determined in accordance with GAAP; excluding any Capital Expenditures made by TWCC from the funds advanced by the Company to TWCC pursuant to Section 10.4(e).
     Closing is defined in Section 3.
     Closing Date is defined in Section 3.
     Coal Act shall mean Internal Revenue Code Sections 9701 through 9722, as amended from time to time.
     Coal Leases shall mean leases presently owned or hereafter acquired by any Obligor of mineral rights and real property interests related to the right to mine or extract coal from the Coal Reserves (as identified by the Company to the Collateral Agent and the holders of the Notes from time to time as mineable reserves), including without limitation, those leases set forth on Schedule 1.1(L).
     Coal Reserves shall mean all coal deposits which the Company by virtue of a deed or lease has the right to mine.
     Coal Supply Contracts shall mean collectively and Coal Supply Contract shall mean individually, all coal or lignite supply or sales agreements now or hereafter entered into by the Company or any Obligor which provide for the sale or provision of coal by Company or any Obligor, including without limitation, those agreements listed on Schedule 5.21 hereto.
     Collateral shall mean that portion of the UCC Collateral, Pledged Collateral, the Intellectual Property Collateral, Coal Supply Contracts and Real Property in or on which the Company or the other Obligors has granted the Collateral Agent for the benefit of the Noteholders a security interest in or lien on pursuant to the Security Agreement (Noteholders), the Collateral Assignment, the Pledge Agreement (Noteholders), the Patent Trademark and Copyright Security Agreement and the Mortgages (Noteholders), such Collateral to include, to the extent provided in the Security Documents, (i) all coal reserves and related coal lease rights, equipment, furniture, fixtures, real property and improvements and general intangibles and leasehold interests of the Company and the Guarantors, (ii) the Coal Supply Contracts, (iii) the Debt Service Reserve Account and any Debt Service Letter of Credit and (iv) all limited liability company interests in the Company held by Parent.
     Collateral Agency Agreement shall mean that certain Collateral Agency Agreement among the Collateral Agent, the Obligors and the Purchasers dated as of June 26, 2008.
     Collateral Agent shall mean an institution which is holding the Collateral on behalf of the holders of the Notes pursuant to the terms of the Collateral Agency Agreement.
     Collateral Assignment shall mean the Collateral Assignment in the form of Exhibit (C)(1), collaterally assigning to the extent provided for therein the Company’s or any Subsidiary’s rights under Coal Supply Contracts.
     Company means Westmoreland Mining LLC, a Delaware limited liability company.

     Compliance Certificate shall have the meaning assigned to such term in Section 7.1(d).
     Confidential Information is defined in Section 20.
     Consolidated EBITDA shall mean for any period of determination (i) the sum of net income, depreciation, amortization, other nonrecurring or non-cash charges to net income, interest expense and income tax expense minus (ii) nonrecurring or non-cash credits to net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP; provided, however, that for this purpose there shall be excluded from the consolidated net income of the Company and its Subsidiaries any amounts that, contractually or pursuant to applicable law, the Company’s Subsidiaries are restricted from distributing to the Company.
     Consolidated Net Indebtedness shall mean, on or as of any date, Consolidated Total Indebtedness as of such date less, the sum of (i) the amount of funds maintained in the Debt Service Reserve Account on such date (after giving effect to any debits and credits thereto on such date), (ii) the Net Financed CapEx Amount as of such date, and (without duplication of the amounts specified in clauses (i) and (ii) of this definition), (iii) if such date shall be on or prior to December 31, 2009, unrestricted cash and cash equivalents of the Company on such day.
     Consolidated Total Indebtedness shall mean, on or as of any date, the principal balance of the loans and the letters of credit arising out of or under the Bank Credit Agreement and all other Indebtedness of the Company and its Subsidiaries for borrowed money (including without limitation, Indebtedness evidenced by the Notes, capitalized leases and other Indebtedness), all as determined and consolidated in accordance with GAAP as of such date.
     Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.
     Control Event is defined in Section 8.3.
     Cumulative Retained Cash Shortfall means, with respect to each Payment Date, the greater of (a) zero and (b) the excess of:
     (i) the aggregate of the Retained Cash Shortfall Amounts for all prior Payment Dates, if any, with respect to which there shall have been a Retained Cash Shortfall Amount, minus
     (ii) the aggregate of the Retained Cash Makeup Amounts for all prior Payment Dates, if any, with respect to which there shall have been a Retained Cash Makeup Amount.
     Debt Service means, for any period, as of any date of determination, the sum of (i) the aggregate amount of interest and regularly scheduled principal payable on Consolidated Total Indebtedness of the Obligors during such period (exclusive, however, of the unamortized amount of costs and expenses incurred and that will be expensed in connection with the retirement of the Indebtedness outstanding under the 2001 Note Agreement on the Closing Date, including make-whole expense associated with, and the amounts of principal and interest paid with respect to, such Indebtedness) and (ii) fees and expenses of the Collateral Agent payable during such period.
     Debt Service Coverage Ratio for any period shall mean, as of any date of determination, a fraction (i) the numerator of which is the amount of Consolidated EBITDA less Unfinanced Capital Expenditures for such period and (ii) the denominator of which is Debt Service for such period.
     Debt Service Letter of Credit shall have the meaning ascribed to such term in Section 9.1(l).
     Debt Service Reserve Account shall have the meaning ascribed to that term in the Collateral Agency Agreement.
     Debt Service Reserve Requirement shall have the meaning ascribed to such term in Section 9.1(l).
     Default Rate means that rate of interest per annum that is the greater of (i) 2% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by PNC Bank National Association in Pittsburgh, Pennsylvania as its “base” or “prime” rate.
     Disclosure Documents is defined in Section 5.11.
     Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
     8750 Parts Pool means the pooling arrangement among coal mine operators, including TWCC, with respect to long lead-time emergency spare parts for Marion 8750 walking draglines, as in affect on the date hereof, pursuant to which NRGT owns the spare parts and provides the financial resources for participation in such pool.
     Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.
     Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body, which are applicable to the Company or any Obligor, pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.
     Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.
     Equity Interests shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including shares or partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
     ERISA Group shall mean, at any time, the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.
     Event of Default shall mean any of the events described in Section 11 and referred to therein as an “Event of Default.”
     Excess Cash Flow shall mean, on or as of any Payment Date, (i) Available Cash as of such Payment Date minus (ii) Retained Cash with respect to such Payment Date.
     Exchange Act means the Securities Exchange Act of 1934, as amended.
     Financial Projections shall have the meaning assigned to that term in Section 4.27.
     Financing Documents means this Agreement, the Security Documents, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Notes and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Financing Document shall mean any of the Financing Documents.

     Foreign Noteholder shall have the meaning assigned to that term in Section 22.8.
     GAAP shall mean generally accepted accounting principles as are in effect from time to time in the United States of America, and applied on a consistent basis both as to classification of items and amounts.
     Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 9.2.
     Guarantor Joinder Agreement shall mean a Guarantor Joinder and Assumption Agreement entered into by any Person in substantially the form of Exhibit (G)(1) pursuant to which such Person shall join in and become a party to, as an Obligor and/or a Guarantor, as appropriate, this Agreement, the Guaranty Agreement, the Security Documents, the Intercompany Subordination Agreement, the Management Fee Subordination Agreement, the Intercreditor Agreement and such other Financing Documents as such Person shall be required to join in and become a party to pursuant to Section 9.2.
     Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
     Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit (G)(2) executed and delivered by each of the Guarantors to the holders of the Notes.
     Historical Statements shall have the meaning assigned to that term in Section 5.9(a).
     holder means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, futures contracts or similar financial arrangements the value of which is dependent upon commodity rates or indices (including without limitation, any of the foregoing used to hedge the price of coal), capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than 30 days past due or, if more than 30 days past due, which are being contested in good faith and adequate reserves are made for such debt), (v) all liabilities for borrowed money secured by any lien with respect to property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities), or (vi) any Guaranty by such Person of Indebtedness of a type described in clause (i) through (v) hereof of another Person.
     Independent Director shall mean with respect to a Subsidiary a member of the Board of Directors of the Subsidiary that is not at the time of initial appointment to the Board of Directors or at any time while serving on the Board of Directors or at any time within the preceding five (5) years, (a) a stockholder, director (with the exception of serving as an independent director of a Subsidiary or manager of the Company), officer, employee, member other than as Special Member (as defined in the Company’s operating agreement), partner, attorney or counsel of the Subsidiary or of an Obligor or of any member of the Parent Group (except that he or she may be or become an independent director or manager of any other Single Purpose Entity formed in connection with any financing by any member of the Parent Group or any of their respective Affiliates); (b) a customer or supplier of the Subsidiary or any of its Affiliates; or (c) any member of the immediate family of a Person described in (a) or (b).
     Independent Manager shall mean with respect to the Company a member of the Board of Directors or Managers of the Company that is not at the time of initial appointment to the Board of Directors or Managers or at any time while serving on the Board of Directors or Managers or at any time within the preceding five (5) years, (a) a stockholder, director (with the exception of serving as an independent manager or director of a Subsidiary or the Company), officer, employee, member other than as Special Member (as defined in the Company’s operating agreement), partner, attorney or counsel of the Company or of any Obligor or of any member of Parent Group (except that he or she may be or become an independent director or manager of any Single Purpose Entity formed in connection with any financing by any member of Parent Group or any of their respective Affiliates); (b) a customer or supplier of the Company or any Obligor or any member of the Parent Group or any Affiliate of either of them; or (c) a member of the immediate family of any such Person described in (a) or (b).
     Institutional Investor means (a) any original purchaser of a Note, and (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
     Intellectual Property Collateral shall mean all of the property described in the Patent, Trademark and Copyright Security Agreement.
     Intercompany Subordination Agreement shall mean an Intercompany Subordination Agreement in the form of Exhibit (I)(1) hereto, which is to be executed and delivered by the Obligors and all Subsidiaries, if any.
     Intercreditor Agreement shall mean an Intercreditor Agreement in the form of Exhibit (I)(2) hereto, which is to be executed and delivered by the Collateral Agent, the Bank Lenders and the holders of the Notes.

     Interim Statements shall have the meaning assigned to that term in Section 5.9(a).
     Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
     Inventory shall mean any and all goods, merchandise and other personal property, including, without limitation, goods in transit, wheresoever located and whether now owned or hereafter acquired by the Company and the Guarantors which are or may at any time be held as raw materials, as-extracted collateral, finished goods, work-in-process, supplies or materials used or consumed in the Company’s or any Guarantor’s business or held for sale or lease (but excluding all Coal Reserves in place), including, without limitation, (a) all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Company or such Guarantor, as the case may be, and (b) all packing, shipping and advertising materials relating to all or any such property.
     Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Obligor or Subsidiary of a Obligor and its employees.
     Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.
     Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
     LLC Interests shall have the meaning given to such term in Section 5.3.
     Make-Whole Amount is defined in Section 8.7.
     Management Agreement shall mean that certain Amended and Restated Management Agreement between Parent and the Company, dated as of the Closing Date, pursuant to which Parent provides certain management services to the Obligors.
     Management Fee means the management fee under the terms of the Management Agreement which amount shall not exceed $600,000 in the aggregate in any fiscal quarter.
     Management Fee Subordination Agreement means the Management Fee Subordination Agreement in the form of Exhibit (M)(1) to be executed and delivered by Parent and the Company for the benefit of the holders of the Notes.
     Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Financing Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Obligors taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Obligors taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Collateral Agent or any of the holders of the Notes, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Financing Documents.
     Member Interests is defined in Section 5.2.
     Memorandum is defined in Section 5.11.
     Moody’s means Moody’s Investors Service, Inc.
     Mortgages (Noteholders) shall mean collectively, and Mortgage (Noteholders) shall mean separately, the mortgages or deed of trust in substantially the form of Exhibits M(2) and (M)(3) with respect to the Real Property located in the States of Montana and North Dakota, respectively, executed and delivered by certain of the respective Guarantors to the Collateral Agent for the benefit of the holders of the Notes, encumbering such Real Property.
     Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
     Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Company or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.
     Net Financed CapEx Amount means, as of any date of determination, the greater of (i) zero and (ii) the excess, if any, on such date of (x) the CapEx Threshold over (y) cumulative Capital Expenditures made by the Obligors and their Subsidiaries during the period from (and including) the Closing Date to (and including) such date of determination.
     Non-Cash Income Tax Expense shall mean deferred income taxes which are tax expenses of the Company and its Subsidiaries to any Person (including without limitation, any member of the Parent Group) other than payments due and payable to governmental tax agencies on behalf of the Company or its Subsidiaries.
     Notes is defined in Section 1.
     Notices shall have the meaning assigned to that term in Section 18.
     NRGT means NRG Texas Power, LLC, a Delaware limited liability company.
     NRGT Documents shall have the meaning assigned to that term in Section 4.28.

     NRGT Liens shall mean Liens in favor of NRGT with respect to (i) the assets of TWCC (excluding the Coal Supply Agreement between NRGT and TWCC), (ii) the Subsidiary Shares of TWCC owned by the Company and (iii) the products and proceeds of the property described in the foregoing clauses (i) and (ii).
     NRGT Reimbursement is defined in Section 10.4(e).
     NRGT Supplemental Agreement means that certain First Amendment to Amended and Restated Lignite Supply Agreement, dated as of June 26, 2008, by and among Parent, the Company, TWCC and NRGT.
     Obligations shall mean all indebtedness, liabilities and obligations of any nature of the Company or any other Obligor, now or hereafter existing under or pursuant to or arising out of or in connection with the Notes, this Agreement or the other Financing Documents, in the case of each thereof as the same may be amended, supplemented, extended, renewed or replaced and in effect from time to time, including without limitation, (i) the payment of the principal of, Make-Whole Amount, if any, and interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Company or another Obligor would accrue) on the Notes, and (ii) the due performance and observance of, and compliance with, all covenants, agreements, terms and conditions of the Notes, this Agreement and each other Financing Document required to be observed, performed or complied with by the Company or any other Obligor.
     Obligors shall mean the Company, the Guarantors and TWCC.
     Obligors’ Change in Control is defined in Section 8.3.
     Officer’s Certificate means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
     Organizational Documents shall mean, with respect to any Person, such Person’s articles of incorporation, certificate of incorporation, charter, bylaws, partnership agreement, certificate of limited partnership, limited liability company operating agreement or member agreement, any similar organizational agreement, and any agreement among the owners or holders of the Equity Interests in such Person.
     Parent shall mean Westmoreland Coal Company, a Delaware corporation, the sole member of the Company.
     Parent Change in Control is defined in Section 8.3.
     Parent Group shall mean Parent and each entity in which Parent owns, directly or indirectly through one or more intermediaries, 5% or more of any class of the voting or other equity interests of such Person, including those entities now in existence and hereafter created, other than the Obligors and all of their Subsidiaries.
     Partnership Interests shall have the meaning given to such term in Section 5.3.
     Patent, Trademark and Copyright Security Agreement shall mean the Patent, Trademark and Copyright Security Agreement in substantially the form of Exhibit (P)(1) executed and delivered by the Company and each of the Guarantors to the Collateral Agent for the benefit of the holders of the Notes.
     Payment Date shall mean each March 31, June 30, September 30 and December 31 hereafter, provided that if such date is not a Business Day, then on the Business Day immediately following such date.
     PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
     Permitted Affiliate Transactions means: (i) the services to be provided and fees payable under the Management Agreement pursuant to Section 10.5(a)(i)(2) of this Agreement, (ii) any sale, transfer or lease of assets by an Obligor or a Subsidiary of an Obligor to (A) another Obligor to the extent such transaction is otherwise permitted by and effected in compliance with Section 10.7(b), or (B) another Obligor (other than TWCC) to the extent such transaction is otherwise permitted by and effected in compliance with Section 10.7(c), (iii) upon the occurrence and during the continuance of a force majeure event (which arises through no fault of the Obligors) under any Coal Supply Contract and which prevents the Obligors from supplying the buyers with the requested amount of coal thereunder, sales of coal from any member of the Parent Group to any of the Obligors to satisfy the requests of the buyers under such Coal Supply Contract so long as the terms and conditions of the transaction are commercially reasonable in all respects (including at a price which enables the Obligor to earn a reasonable profit from the transaction and otherwise on terms and conditions no less favorable to the Obligor than those offered by independent third parties) and so long as such supply by the member of the Parent Group is more favorable to the Company than supply of such coal by any other Obligor able to supply it, (iv) in the event that any buyer of coal under a Coal Supply Contract increases its demands for coal under such agreement beyond the ability of the Obligor to the Coal Supply Contract to satisfy such requirements, a member of the Parent Group shall be permitted to bid on and supply coal to such buyer, provided that such action in no way reduces the amount of coal that is to be supplied by the Obligor under the Coal Supply Contract at such time or in the future, (v) in the event that the Obligors have excess coal production (beyond the needs of the buyers under the Coal Supply Contracts) available for sale to non-Affiliate third parties, a member of the Parent Group shall be permitted to act as a broker for the Obligors in such sales and shall be entitled to a brokerage fee which is typical in the marketplace for providing such services (such brokerage fees at the time of Closing would be in the range of $0.25 to $0.50 per ton of coal sold), (vi) to the extent that any Coal Supply Contract permits the buyer of coal thereunder to require that coal be obtained from a source other than the Obligors, a member of the Parent Group shall be permitted to sell coal to such buyer so long as the buyer pays the fee associated with such activity in accordance with the Coal Supply Contract, (vii) participation by TWCC in the 8750 Parts Pool in a manner consistent with its participation therein prior to the date hereof, and participation by the Company or any of its Subsidiaries in any other Approved Parts Pool Program; and (viii) participation by the Company and the Guarantors in the Shared Services Arrangements with WRI, but only to the extent that (A) the net amount of aggregate charges to the Company and the Guarantors taken together for services performed by WRI pursuant to such arrangements shall not exceed $100,000 in any monthly period, (B) the net amount of aggregate charges to WRI for services performed by the Company and the Guarantors pursuant to such arrangements shall not exceed $250,000 in any monthly period, and (C) all such net amounts are paid in full, no less frequently than on a monthly basis; provided, however, that no transaction referred to in any of the foregoing clauses (ii) through (vii) shall constitute a Permitted Affiliate Transaction unless it is consummated on terms and conditions that are at fair market value and generally similar to the terms and conditions that would apply in a comparable arm’s length transaction with an unrelated third party.
     Permitted Investments shall mean:
          (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or obligations of state or local governments rated not lower than AAA/Aaa by Standard & Poor’s or Moody’s maturing no later than twelve months from the date of acquisition;
          (ii) commercial paper maturing in 270 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;
          (iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks organized under the laws of the United States or any state thereof have capital, surplus and undivided profits aggregating at least $500,000,000 and whose obligations are rated A- or the equivalent or better by Standard & Poor’s or A3 or better by Moody’s on the date of acquisition, provided that the Obligors shall be permitted to maintain its operating accounts for administrative purposes with First Interstate Bank located in Billings, Montana;
          (iv) repurchase obligations entered into with a bank or trust corporation meeting the standards set forth in clause (iii) above; provided that such repurchase agreements require the physical delivery of the investments securing the repurchase agreement, except these delivered through the Federal Reserve Book Entry System; and
          (v) money market funds having assets in excess of $500,000,000 and which are restricted by their respective charters to investing solely in securities of the type permitted in clauses (i) through (iv) above.
     Permitted Liens shall mean:
          (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
          (ii) pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs (exclusive, however, of Liens arising under ERISA);
          (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
          (iv) good-faith pledges or deposits made, or bonds given, in the ordinary course of business to secure performance of bids, tenders, contracts (including any reclamation bond funds) (other than for the repayment of borrowed money) or leases or other ordinary course obligations, not in excess of the aggregate amount due or which may become due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
          (v) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
          (vi) Liens, security interests and mortgages in favor of the Collateral Agent for the benefit of the holders of the Notes and Liens and security interests and mortgages for the benefit of the Bank Lenders and which secure obligations under the Bank Financing Documents;
          (vii) Liens on property leased (and proceeds thereof) by any Obligor or Subsidiary of an Obligor under operating leases or under capital leases permitted pursuant to Section 10.16 securing obligations of such Obligor or Subsidiary to the lessor under such leases;
          (viii) Purchase Money Security Interests securing Indebtedness permitted by Section 10.1(d);
          (ix) the NRGT Liens, so long as no such Lien shall at any time extend to or cover any assets or properties of the Company or the Guarantors or any of their respective Subsidiaries other than the Company’s right, title and interest in and to the Subsidiary Shares of TWCC and TWCC’s right, title and interest in and to the assets and properties of TWCC (other than the “Assigned Proceeds” of the “TWCC Agreement”, as defined in the Collateral Assignment); and
          (x) the following (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within 45 days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Obligor to perform its Obligations hereunder or under the other Financing Documents:
     (1) claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Obligor maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
     (2) claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; and
     (3) claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens.
     Permitted Modifications shall mean amendments, modifications or waivers of Coal Supply Contracts or Coal Leases which are entered into in the ordinary course of business (or, in the case of amendments or modifications of the Coal Supply Agreement in effect on the date hereof between WECO and Minnesota Power, whether or not entered into in the ordinary course of business) by the Obligors from time to time so long as such action does not (i) negatively impact the economics of the agreement from the Obligors’ perspective (including changing any terms relating to price, quantity or term), (ii) adversely affect the contemplated mining operations of the Obligors or (iii) have any reasonable likelihood of resulting in a Material Adverse Change.
     Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
     Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
     Pledge Agreement (Noteholders) shall mean the Pledge Agreement in substantially the form of Exhibit (P)(2) executed and delivered by the members of the Company, the Company and each Subsidiary of the Company (other than TWCC) to the Collateral Agent for the benefit of the holders of the Notes.
     Pledged Collateral shall mean the property and rights of the Obligors and of members of the Company in which security interests are to be granted under the Pledge Agreement (Noteholders).
     Potential Default shall mean an event or condition the occurrence or existence of which would with the mere notice, passage of time, or any combination of the foregoing, become an Event of Default.
     Prepayment Election Notice is defined in Section 8.3.

     Prepayment Event is defined in Section 8.3.
     Price Determination Event is defined in Section 7.1(k).
     Prior Security Interest shall mean a valid and enforceable perfected prior security interest under the Uniform Commercial Code in the Collateral which is subject only to (i) Permitted Liens (other than Permitted Liens of the types described in clauses (iv), (vii) and (viii) of the definition of that term) and (ii) the prior security interest under the Uniform Commercial Code in the Accounts and Inventory of the Company and the Guarantors securing the Bank Financing Documents.
     Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.
     Property shall mean all real property, both owned and leased, of any Obligor or Subsidiary of a Obligor.
     Purchase Money Security Interest shall mean Liens upon tangible personal property and proceeds thereof securing loans to any Obligor or Subsidiary of an Obligor or deferred payments by such Obligor or Subsidiary securing not more than 100% of the purchase price of such tangible personal property, provided that (a) any such Lien attaches within 90 days of the acquisition of such personal property and (b) such Lien attaches and is at all times confined solely to such acquired personal property and proceeds thereof.
     Purchasers means the purchasers of the Notes named on Schedule A hereto and their registered assigns.
     QPAM Exemption means PTE 84-14 issued by the United States Department of Labor.
     Real Property shall mean the real estate owned by any of the Obligors, which, with respect to such real estate owned by the Guarantors, shall be encumbered by the Mortgages (Noteholders) and described on Schedule 5.8 hereto.
     Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws, which is the subject of an Environmental Law applicable to the Obligors or any Subsidiary.
     Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

     Reportable Event shall mean a reportable event described in ERISA Section 4043 and regulations thereunder with respect to a Plan or Multiemployer Plan for which written notice thereof to the PBGC is required under applicable regulations.
     Required Holders means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
     Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.
     Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Company or the other Obligors.
     Required Mining Permits shall mean all permits, licenses, authorizations, plans, approvals and bonds necessary under the Environmental Laws for Obligors or any Subsidiary to continue to conduct coal mining and related operations on, in or under the Real Property, the Property subject to the Coal Leases and any and all other mining properties owned or leased by any such Obligor or Subsidiary (collectively, “Mining Property”) substantially in the manner as such operations had been authorized immediately prior to such Obligor’s or such Subsidiary’s acquisition of its interests in the Real Property and as may be necessary for such Obligor such Subsidiary to conduct coal mining and related operations on, in or under the Mining Property as described in any plan of operation.
     Responsible Officer means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     Retained Cash means, with respect to each Payment Date, an amount equal to the lesser of:
     (a) Available Cash as of such Payment Date, and
     (b) the sum of (i) Targeted Retained Cash and (ii) the Cumulative Retained Cash Shortfall, each as determined with respect to such Payment Date.
     Retained Cash Limit means, with respect to each Payment Date occurring during the year 2011 or thereafter, an amount equal to the difference between (i) $25,000,000 and (ii) the aggregate amount of cash and Permitted Investments on deposit to the credit of the Debt Service Reserve Account on such Payment Date (after giving effect to any deposits thereto and withdrawals therefrom on such Payment Date).
     Retained Cash Makeup Amount means, for each Payment Date, if any, as to which Retained Cash shall exceed Targeted Retained Cash, the amount of such excess.

     Retained Cash Shortfall Amount means, for each Payment Date, if any, as to which Targeted Retained Cash shall exceed Available Cash, the amount of such excess.
     Securities Act means the Securities Act of 1933, as amended from time to time.
     Securities Intermediary shall have the meaning attributed thereto in the Collateral Agency Agreement.
     Security Agreement (Noteholders) shall mean the Security Agreement in substantially the form of Exhibit (S)(1) executed and delivered by the Company and each of the Guarantors to the Collateral Agent for the benefit of the holders of the Notes.
     Security Documents means (i) the Security Agreement (Noteholders), (ii) the Pledge Agreement (Noteholders), (iii) the Guaranty Agreement, (iv) the Mortgages (Noteholders), (v) the Collateral Assignment, (vi) the Patent, Trademark and Copyright Security Agreement, (vii) the Collateral Agency Agreement, and (viii) from and after the execution and delivery thereof, any additional security agreement, pledge agreement, assignment, mortgage, deed of trust or other security document entered into by the Company or any other Obligor pursuant to Section 9.2.
     Senior Financial Officer means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
     Shared Services Arrangements means arrangements by and among the Company, WECO and one or more other Guarantors, and WRI (collectively, “Participants”), relating to the provision of certain clerical, finance, engineering, procurement and information technology services, which:
     (a) entail part-time work by a total of no more than 12 employees of the Participants at any one time through December 31, 2008 who perform finance, engineering, clerical, procurement and/or information technology services, and no more than 3 employees of the Participants at any one time thereafter who perform solely information technology services; and
     (b) are entered into and conducted by the Participants on terms that reflect the actual cost of such services to the performing Participant, plus a margin of 5%.
     Single Purpose Entity shall mean with respect to the Company, an organization which is organized solely for the purposes of carrying out the activities described in its operating agreement as of the Closing Date and which does not engage in any business unrelated to such activities, does not have any assets other than those related to its interest in such activities or any indebtedness other than as permitted by this Agreement or the other Financing Documents, has and maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, holds itself out as being a Person separate and apart from any other Person, has its day-to-day operations managed principally by a President or comparable officer who is not employed by, does not hold any position with, and does not provide any services to the Parent Group, and the day-to-day human resources decisions of which are made by an officer or employee who is not employed by, does not hold any position with, and does not provide any services to the Parent Group.
     Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     Subsidiary Shares shall have the meaning assigned to that term in Section 5.3.
     SVO means the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such Office.
     Swap Obligations means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, forward sale or purchase agreements, futures contracts and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency (including without limitation, any obligations arising from any of the foregoing used to hedge the price of coal or other commodities). For the purposes of this Agreement, the amount of any Swap Obligation shall be the amount determined in respect thereof as of the end of the most recently ended fiscal quarter of such Person, based on the assumption that such Swap Obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
     Targeted Retained Cash means, with respect to each Payment Date, the amount set forth or determined as provided in the following table as to such Payment Date:

Payment Dates	Amount
each Payment Date occurring during the years 2008 and 2009	$1,000,000
each Payment Date occurring during the year 2010	$750,000

each Payment Date occurring during the year 2011 and thereafter	$1,000,000, or such lesser amount as shall cause the aggregate amount of Retained Cash retained by the Company to equal the Retained Cash Limit with respect to such Payment Date
     Third Party Services Payments shall mean reimbursement of the allocable share of the actual cost (without overhead) of the goods and services procured by the Parent Group or any member thereof from a third-party (which is not an Affiliate of Parent) on behalf of the Company or any Obligor for services which are of a general administrative nature and not operating type services.
     TWCC means Texas Westmoreland Coal Co., a Montana corporation.
     2001 Note Agreement shall mean the Term Loan Agreement, dated as of April 27, 2001, as amended by amendments thereto dated as of August 15, 2001, March 25, 2002 and March 8, 2004, respectively, between the Company, the Guarantors, TWCC, and the institutional investors identified in Schedule A thereto, pursuant to which the Company issued and sold, and such institutional investors purchased, the Company’s (i) Floating Rate Senior Guaranteed Secured Notes, Series A, due 2002, (ii) 9.39% Senior Guaranteed Secured Notes, Series B, due 2008, (iii) 6.85% Senior Guaranteed Secured Notes, Series C, due 2011, and (iv) Floating Rate Senior Guaranteed Secured Notes, Series D, due 2011.
     UCC Collateral shall mean the property of the Obligors in which security interests are to be granted under the Security Agreement (Noteholders).
     Unfinanced Capital Expenditures means, as of the last day of any quarterly fiscal period of the Company (each such last day, a “Test Date”), an amount in Dollars equal to:
     (i) if cumulative Capital Expenditures made by the Obligors and their Subsidiaries during the CapEx Period applicable to such Test Date are not in excess of the CapEx Threshold, $0;
     (ii) if (x) cumulative Capital Expenditures made by the Obligors and their Subsidiaries during the CapEx Period applicable to such Test Date are in excess of the CapEx Threshold and (y) such cumulative Capital Expenditures for the CapEx Period applicable to no prior Test Date shall have been in excess of the CapEx Threshold, the amount of such excess over the CapEx Threshold; or
     (iii) if cumulative Capital Expenditures made by the Obligors and their Subsidiaries during the CapEx Period applicable to such Test Date are in excess of the CapEx Threshold and clause (ii) above shall not be applicable, the aggregate amount of Capital Expenditures made by the Obligors and their Subsidiaries during such fiscal period ended on such Test Date.

For purposes of the foregoing definition, the “CapEx Period” applicable to any Test Date means the period from and including the Closing Date to and including such Test Date.
     Uniform Commercial Code shall have the meaning assigned to that term in Section 5.16.
     USA Patriot Act means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     WECO means Western Energy Company, a Montana corporation.
     WRI means Westmoreland Resources, Inc., a Delaware corporation, the owner of the Absaloka mine in Big Horn County, Montana, and a Subsidiary of Parent.